UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NSTAR

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800 Boylston Street

Boston, MA 02199

October 28, 2011

Dear Shareholder:

On March 4, 2011, at a Special Meeting of Shareholders held in Boston, Massachusetts, NSTAR Shareholders approved the merger of NSTAR with Northeast Utilities. At the time of this approval, we anticipated that the closing of the merger would take place sometime in the fall of 2011. However, because we have not yet obtained all of the required regulatory approvals, the merger has not yet closed. In the event that the merger does not close by the end of the year, NSTAR as a public company would be required to hold an Annual Meeting. Accordingly, we have scheduled an Annual Meeting of Shareholders, which will be held on Tuesday, December 13, 2011 at 10:00 a.m. at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts 02199. Please note, however, that the Annual Meeting will not be held if the pending merger between NSTAR and Northeast Utilities is completed prior to December 13.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement set forth the business to come before this year’s Annual Meeting.

Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy in the envelope provided, or vote your proxy by telephone or the Internet as outlined by the instructions on the proxy card, as soon as possible. We will report at the Annual Meeting on matters affecting NSTAR and will respond to Shareholders’ questions.

If you plan to attend the Annual Meeting, please bring your admission ticket and photo identification. If your shares are held in the name of a broker or nominee, please bring documentation confirming your ownership.

Sincerely,

Thomas J. May
Chairman, President and Chief Executive Officer

Your vote is important. Please vote your shares promptly.

800 Boylston Street

Boston, Massachusetts 02199

Notice of Annual Meeting of Shareholders

to be held on December 13, 2011

To the holders of NSTAR’s Common Shares:

We are holding the Annual Meeting of Shareholders of NSTAR at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts 02199, on Tuesday, December 13, 2011 at 10:00 a.m., for the following purposes:

1.	To elect three Class III trustees to serve until the 2014 Annual Meeting and until the election and qualification of their respective successors.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2011.

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

Shareholders who owned our Common Shares at the close of business on October 18, 2011 are entitled to attend and vote at the Annual Meeting or any adjournment of the meeting.

Please sign, date and return the accompanying proxy card in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. You will find instructional information on voting and on the procedures to be followed if you wish to revoke your proxy on pages iii and 1 of this proxy statement.

By Order of the Board of Trustees,

Douglas S. Horan
Senior Vice President, Secretary and General Counsel

Boston, Massachusetts

October 28, 2011

PLEASE NOTE that we will be holding the Annual Meeting only if the pending merger between NSTAR and Northeast Utilities is not completed prior to December 13, 2011. We suggest that any Shareholder planning to attend the Annual Meeting contact our Investor Relations Department at 781-441-8338 prior to the date of the Annual Meeting.

QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	Subject to the pending merger between NSTAR and Northeast Utilities not having been completed by December 12, 2011, we will be holding NSTAR’s 2011 Annual Meeting of Shareholders on Tuesday, December 13, 2011, at 10:00 a.m. at the office of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts 02199.

Q:	What am I being asked to vote on at the Annual Meeting?

A:	We are asking you to vote on four proposals:

•	The election of three trustees

•	An advisory vote on executive compensation (“Say on Pay”)

•	An advisory vote on the frequency of future advisory votes on executive compensation (“Say on Frequency”)

•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2011

The advisory proposal that is referred to as “Say on Pay” is a vote to approve the compensation paid to the Company’s Named Executive Officers as is reported in this proxy statement. The “Say on Frequency” advisory proposal asks Shareholders to vote on how frequently Shareholders desire to have an opportunity to vote on a Say on Pay proposal. Shareholders may vote to prefer such a vote every one, two or three years, or may abstain from voting.

Q.	Am I being asked to vote on the merger?

A.	No. Our Shareholders and Northeast Utilities’ shareholders each approved the merger at special meetings of shareholders that were held by the companies on March 4, 2011.

Q.	Why are we having the meeting at such a late date, particularly since NSTAR is merging?

A.	Because we are subject to the Listing Standards of the New York Stock Exchange (“NYSE”), NSTAR is required to hold an Annual Meeting of Shareholders prior to December 31 of each year. As a result, if the merger with Northeast Utilities has not been completed by December 13, 2011, the meeting will be held.

Q.	If the merger is completed prior to the date of the Annual Meeting, will the meeting still take place?

A.	No. NSTAR is holding its Annual Meeting to elect trustees, to propose the Say on Pay and Say on Frequency non-binding advisory votes and to ratify the selection of the Company’s independent registered public accounting firm. If the merger is completed prior to the date of the Annual Meeting, NSTAR will become a subsidiary of Northeast Utilities, will no longer be a publicly held company and will no longer have trustees to elect by public shareholders, and will have no business to transact, as our Shareholders will have become shareholders of Northeast Utilities upon the closing of the merger, with the opportunity to attend the 2012 Northeast Utilities Annual Meeting of Shareholders.

Q:	I am a registered Shareholder. How do I vote?

A:	You may vote by telephone, Internet or a traditional proxy card, and if you are a Shareholder of record, in person at the Annual Meeting. Instructions for voting by telephone and on the Internet are provided on your proxy card or in the Notice you may have received. To vote by traditional proxy card, complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If you are a Shareholder of record, you can attend the Annual Meeting and vote your shares in person.

i

Q:	How does the Board of Trustees recommend that I vote at the Annual Meeting?

A:	The Board recommends that you vote:

•	FOR the election of the three nominated trustees

•	FOR the advisory vote approving our executive compensation

•	FOR an advisory vote to hold future advisory votes on executive compensation on an annual basis

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2011

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on October 18, 2011 may vote at the Annual Meeting. Each share is entitled to one vote. There were 103,586,727 Common Shares outstanding on October 18, 2011.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent or with brokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

Q:	What is a quorum?

A:	A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote. A quorum is necessary to conduct business at the Annual Meeting.

Q:	How many votes must the nominees receive to be elected to the Board of Trustees?

A:	The number of votes cast “For” the nominee’s election must exceed the votes cast “Against” the nominee’s election. Abstentions will not have any effect on the election of trustees.

Q.	How many votes are needed to approve the advisory proposal on Say on Pay?

A.	Because this proposal asks for an advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our Shareholders in this advisory vote, and our Executive Personnel Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our executive officers.

Q.	How will the determination regarding the advisory proposal on Say on Frequency be made? Is there a required vote?

A.	This proposal also calls for a non-binding, advisory vote. Our Board of Trustees has recommended an annual vote. However, if another frequency receives more votes, our Board of Trustees will take that fact into account when making its decision on how often to hold executive compensation advisory votes.

Q.	How many votes are needed to approve the ratification of PricewaterhouseCoopers LLP?

A.	The affirmative vote of a majority of the Common Shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2011.

ii

Q:	Can I change my mind after I have mailed in my signed proxy card or after I have voted by telephone or the Internet?

A:	Yes. If you hold your shares registered in your name you may withdraw your proxy at any time before the vote takes place by: (1) returning another properly signed proxy bearing a later date to the Secretary of the Company; (2) delivering a written revocation of your proxy to the Secretary of the Company; or (3) voting at the Annual Meeting in person. The mailing address for the Secretary of the Company is:

Douglas S. Horan, Secretary

NSTAR

800 Boylston Street, 17th Floor

Boston, MA 02199

Q:	What do I need to do if I plan to attend the Annual Meeting in person?

A:	Please fill out the proxy card completely and mark the appropriate box on the front of the proxy card and return it to us. Follow the instructions on the proxy card provided for attendance. Bring the Admission Ticket attached to your proxy card (or printed from the Internet) along with a form of identification to the Annual Meeting. If your shares are held in the name of a bank or broker, you should bring documentation confirming your ownership with you to the meeting. As noted, we suggest that you contact us prior to the Annual Meeting at 781-441-8338 if you plan to attend.

Q:	Whom should I call if I have any additional questions?

A:	If you hold your shares directly, please call NSTAR’s Investor Relations Department at (781) 441-8338. If your shares are held in your broker’s name, please contact your broker at the telephone number provided by your broker on your proxy card.

Q:	In the future, how can I obtain electronic access to the proxy materials, instead of receiving paper copies?

A:	You may elect to enroll in “eDelivery” to receive future proxy statements and Annual Reports electronically instead of receiving paper copies in the mail. If you are a Shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by visiting www.computershare.com/investor and selecting “eDelivery Signup.” You will need to select NSTAR from the menu and enter your holder account number and other information to verify your identity. If your Common Shares are held in your broker’s name and you wish to enroll in eDelivery, you should contact your broker.

If you choose to receive future proxy statements and Annual Reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect eDelivery each year.

iii

800 Boylston Street

Boston, Massachusetts 02199

(617) 424-2000

PROXY STATEMENT

The Board of Trustees of NSTAR is furnishing this proxy statement and soliciting the accompanying proxy card in connection with the Annual Meeting of Shareholders. We are holding the Annual Meeting on Tuesday, December 13, 2011 at 10:00 a.m. at the office of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts, 02199. We are giving notice of the Annual Meeting in accordance with the Company’s Declaration of Trust for the purposes set forth above. This proxy statement is first being mailed and made available on or about October 28, 2011.

We will vote the accompanying proxy, if it is properly executed and delivered by a Shareholder entitled to vote (or voted by telephone or the Internet), at the Annual Meeting as specified in the proxy, but you may revoke it at any time before the vote is taken by delivery to the Secretary of the Company of a written revocation, by revocation in person to the Secretary at the Annual Meeting, or by a proxy bearing a later date. If a Shareholder executes and delivers the proxy but does not specify any choices, the shares will be voted For the election of all of the nominees for trustee specified below in Proposal Number One, For Proposals Number Two and Four and For an annual advisory vote on Proposal Number Three.

If you are a registered Shareholder, you may submit a proxy to vote your shares by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting, as follows:

•	By Internet: Go to www.envisionreports.com/nst and follow the instructions. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•	By Telephone: Call 1-800-652-8683 and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If your shares are held by a bank, broker or other institution, you will need to provide voting instructions to the institution that holds your shares. NYSE rules direct that certain matters submitted to a vote of shareholders are considered “routine” proposals. Brokers and other firms may vote on routine proposals on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those firms. The ratification of the independent registered public accountants, for example, is a routine proposal. For “non-routine” proposals, institutions may not vote on the proposals unless they have received voting instructions from the beneficial owner. The election of trustees is no longer considered a routine proposal, and neither the Say on Pay nor Say on Frequency proposals are considered to be routine. This means that brokers and other firms must receive voting instructions from the beneficial owner; otherwise they will not be able to cast a vote for the “non-routine” proposals. If your shares are held in the name of a broker, bank or other firm, please follow their voting instructions so you can instruct your broker on how to vote your shares.

We will pay all costs of this proxy solicitation. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies. We will pay Phoenix Advisory Partners a fee of $8,000, plus actual out-of-pocket expenses. Some employees may devote part of their time to the solicitation of proxies or for attendance at the

Annual Meeting. These persons will not receive additional compensation for these solicitation services. The cost of this additional solicitation will be nominal. We will reimburse brokerage firms, banks and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of our Common Shares.

On October 18, 2011, there were issued and outstanding 103,586,727 NSTAR Common Shares. Only holders of record of NSTAR Common Shares at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting, and those entitled to vote will have one vote for each Common Share held.

The NSTAR 2010 Annual Report on Form 10-K, which includes financial statements, is being made available online or mailed to Shareholders with this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 13, 2011

This Proxy Statement and the NSTAR 2010 Annual Report on Form 10-K are available for downloading, viewing and printing at www.edocumentview.com/nst

PROPOSAL NUMBER ONE: ELECTION OF TRUSTEES

Information about the NSTAR Board, Nominees and Incumbent Trustees

2011 Nominees. NSTAR’s Declaration of Trust provides for classification of the NSTAR Board of Trustees into three classes serving staggered three-year terms. Pursuant to NSTAR’s Declaration of Trust, the Board of Trustees has fixed the number of trustees at ten. The three persons named below have been nominated by the NSTAR Board of Trustees for election as Class III trustees for a term expiring at the Annual Meeting to be held in the year 2014 and until their successors are duly elected and qualified. The remaining trustees will continue to serve as set forth below, with the Class I trustees having terms expiring in 2012 and the Class II trustees having terms expiring in 2013. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the NSTAR Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the NSTAR Board, or in the absence of such designation, in a manner as the trustees may in their discretion determine. Alternatively, in any situation, the Board of Trustees may take action to fix the number of trustees for the ensuing year at the number of nominees and incumbent trustees who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent that the authority to vote is withheld. Trustees are elected by a majority of the votes cast. Consequently, the number of shares voted “For” a trustee must exceed the number of shares voted “Against” that trustee.

At a Special Meeting of Shareholders held on March 4, 2011 (the “Special Meeting”), the Shareholders of the Company: (i) adopted the Agreement and Plan of Merger, dated as of October 16, 2010, as amended on November 1, 2010 and December 16, 2010 (the “Merger Agreement”), by and among Northeast Utilities, NU Holding Energy 1 LLC, NU Holding Energy 2 LLC and NSTAR, and approved the merger described in the Merger Agreement. The Merger Agreement provides that, following the merger, the Board of Trustees of Northeast Utilities will consist of 14 members, including seven designees of Northeast Utilities (which will include Charles W. Shivery, Chairman, President and Chief Executive Officer of Northeast Utilities) and seven designees of NSTAR (which will include Thomas J. May, Chairman, President and Chief Executive Officer of NSTAR).

In light of the extraordinary nature of the proposed merger between the Company and Northeast Utilities, the Board of Trustees determined that it would be in the best interest of the Company and its Shareholders for all of the current trustees to remain eligible to serve as trustees until the completion of the merger or in the event the merger is delayed or not completed. However, the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues require trustees who reach age 72 during their current term on the Board of Trustees to retire upon the Annual Meeting following the trustee’s 72nd birthday. Accordingly, the Board of Trustees determined to temporarily suspend the retirement policy in the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues, pending the closing of the merger. As a result, all of the current trustees, including Mr. Gary L. Countryman, Dr. Matina S. Horner and Dr. Gerald L. Wilson, each of whom has reached age 72 but has otherwise satisfied all of the other eligibility requirements, will remain on the Board following the Annual Meeting.

The names of the nominees as Class III trustees and the incumbent Class I and Class II trustees, their ages and certain information concerning each such trustee are shown in the following table.

Nominees as Class III Trustees – Terms Expiring in 2011

Nominees	Principal Occupation, Directorships and Qualifications
Charles K. Gifford Age: 68 Trustee since: 1999

Chairman Emeritus (2005-Present) and a Director (2004-Present), Bank of America Corporation (Bank holding company) (retired as Chairman 2005); Director, CBS Corporation (2006-Present).

Mr. Gifford, through a career overseeing large complex financial institutions in the banking industry, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his breadth of director experience, which includes his service on executive, executive personnel, credit, governance and nominating, and audit committees, as well as his service as Lead Trustee of NSTAR, provides valuable contributions to the Board in implementing good corporate governance.

Paul A. La Camera Age: 68 Trustee since: 1999

University Administrator of Public Radio (2011-Present), WBUR Boston (Broadcasting); General Manager (2006-2010) (retired as General Manager 2010); formerly President and General Manager (1993-2005), WCVB-TV Channel 5 Boston.

Mr. La Camera is an active and respected member of the Metropolitan Boston community, having served for more than 30 years as an executive in the local television and radio broadcast industry. In addition to the important perspective that his career in broadcast journalism provides, Mr. La Camera brings extensive organizational and leadership skills to the Board, along with his link to the NSTAR customer community through his substantial non-profit board service.

William C. Van Faasen Age: 63 Trustee since: 2002

Chairman (2010-Present and 2005-2007), President (2010), Blue Cross Blue Shield of Massachusetts Inc. (Health care); Director, Liberty Mutual Holding Company, Inc. (2002-Present), IMS Health, Inc. (1996-2010) and PolyMedica Corporation (2005-2008).

Mr. Van Faasen served as the Chairman and CEO of Massachusetts’ largest health care management company, Blue Cross Blue Shield of Massachusetts, and in 2010 was elected Chairman, also serving as interim CEO and President from March - August 2010 when he was elected Chairman. He brings to the Board extensive management, leadership, and financial experience as a result of leading a large company in a regulated industry. He also brings in-depth experience and insight as a director of several public companies, including service as a lead director.

Incumbent Class I Trustees – Terms Expiring in 2012

Trustees	Principal Occupation, Directorships and Qualifications
Thomas G. Dignan, Jr. Age: 71 Trustee since: 1999

Partner, Ropes & Gray LLP (Law firm) (1964-2000; retired 2000).

Mr. Dignan practiced as an attorney and partner at one of Boston’s largest and most respected law firms, where he represented companies in many regulated industries, including utilities. Mr. Dignan’s legal experience is an important resource to the Board of a highly regulated company. Mr. Dignan’s legal background also provides him with insight into the requirements and governance environment of a publicly-traded company.

Matina S. Horner Age: 72 Trustee since: 1999

Executive Vice President, Teachers Insurance and Annuity Association/College Retirement Equities Fund (Financial services) (1989-2003; retired 2003); Trustee, BlackRock Equity Liquidity Funds (2005-Present); Director, The Neiman Marcus Group, Inc. (1993-2005).

Dr. Horner’s service as executive vice president of TIAA-CREF provides the Board with her unique perspective on shareholder-related issues and employment-related matters. Dr. Horner has also done extensive research in the field of workplace issues, and as an administrator she became the youngest president of Radcliffe College.

Gerald L. Wilson Age: 72 Trustee since: 1999

Emeritus Professor of Electrical and Mechanical Engineering, Massachusetts Institute of Technology (2009-Present); Vannevar Bush Professor of Engineering, Massachusetts Institute of Technology (1983-2009; retired 2009); Director, Analogic Corp. (1980-Present), Massachusetts Technology Collaborative (2009-Present), SatCon Technologies Corp. (2001-2005) and Evergreen Solar, Inc. (2005-2008).

As a Professor of Electrical and Mechanical Engineering and the former Dean of the School of Engineering at the Massachusetts Institute of Technology, Dr. Wilson brings unique insight to the Board on engineering and system electric operations matters. He also provides his extensive experience gained from service on several public company boards.

Incumbent Class II Trustees – Terms Expire in 2011

Trustees	Principal Occupation, Directorships and Qualifications
Gary L. Countryman Age: 72 Trustee since: 1999

Chairman Emeritus and a Director, Liberty Mutual Holding Company, Inc. (Insurance) (2002-Present); Director, CBS Corporation (2007-Present), Bank of America Corporation (2004-2009) and The Neiman Marcus Group, Inc. (1988-2005).

As the former chief executive of Liberty Mutual Insurance Company, Mr. Countryman has valuable risk management experience in a regulated industry. Mr. Countryman also brings extensive executive and management leadership skills and experience as a director of several public companies to his service on the Board.

James S. DiStasio Age: 64 Trustee since: 2009

Senior Vice Chairman and Americas Chief Operating Officer, Ernst & Young (Registered public accounting firm) (2003-2007; retired 2007); Director, EMC Corporation (2010-Present).

Mr. DiStasio served as a senior executive at one of the largest registered public accounting firms in the world and has an extensive background in public accounting. In his position of Senior Vice Chairman and Americas Chief Operating Officer, Mr. DiStasio acquired important management and leadership skills that provide additional value and support to the Board. Mr. DiStasio’s service as a director of numerous civic and charitable organizations in the Boston area provides an additional and valuable perspective.

Thomas J. May Age: 64 Trustee since: 1999

Chairman, President (Since 2002), Chief Executive Officer and a Trustee, NSTAR (1999-Present); Director, Bank of America Corporation (2004-Present) and Liberty Mutual Holding Company, Inc. (2002-Present).

Mr. May is the Chief Executive Officer and Chairman of the Board of Trustees of the Company. His extensive experience in the energy industry and diverse financial, operations and management skills provide the necessary background to lead the Company. Mr. May represents management on the Board as the sole management, non-independent trustee.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines. The Board of Trustees has adopted the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues (“Corporate Governance Guidelines”). The Corporate Governance Guidelines provide a framework for NSTAR’s corporate governance initiatives and cover such matters as Board composition, Board meetings, Board Committees, and Board and management review and responsibility. A copy of the Corporate Governance Guidelines is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Guidelines,” or in print to any Shareholder who requests a copy from the Secretary.

Board Independence. The Corporate Governance Guidelines provide that a substantial majority of the Company’s trustees should be independent, non-employee trustees. Each year, the Board Governance and Nominating Committee affirmatively determines the independence of each trustee and nominee for election as a trustee in accordance with the Corporate Governance Guidelines. To assist the Board in determining trustee independence, the Board has adopted independence standards that are set forth in detail in the Corporate Governance Guidelines. These standards are consistent with the listing standards of the NYSE. In general, absent other considerations, the Board will consider a trustee to be independent if he or she is not disqualified from being independent under Section 303A.02 (b) of the NYSE Listed Company Manual and he or she does not have, and in the previous three years has not had, and has no immediate family member that has or has had within the previous three years, a “Material Relationship” with the Company. The following relationships, either individually or as a director, executive officer, employee or general partner with, or significant equity holder (in excess of five percent) of a company or a firm, are considered Material Relationships: (i) a customer or supplier of the Company or its subsidiaries where the amount of compensation paid to or received from such customer or supplier in any single fiscal year exceeds the greater of $1 million or two percent of such customer’s or supplier’s consolidated gross revenues; or (ii) a tax-exempt entity that receives contributions from the Company or its subsidiaries during a calendar year in excess of the greater of $1 million or two percent of the total donations received by such entity. In the case of an immediate family member of a trustee, where the only relationship with such company or firm is that of an employee, the relationship is not considered material.

In addition, the Board Governance and Nominating Committee annually confirms that the members of the Audit, Finance and Risk Management Committee have not received, directly or indirectly, any fees from the Company other than compensation as a member of the Board of Trustees and the Board’s Committees, and are not otherwise affiliated with the Company as that term is defined in the Securities and Exchange Commission’s (“SEC”) regulations.

At its meeting on January 24, 2011, the Board Governance and Nominating Committee determined that Mr. Countryman, Mr. Dignan, Mr. DiStasio, Mr. Gifford, Dr. Horner, Mr. La Camera, Mr. Van Faasen and Dr. Wilson are independent, consistent with the requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual. In making this determination, the Board considered the following relationships: Mr. La Camera, Mr. Countryman, Mr. Gifford and Mr. Van Faasen are, or in the past three years have been affiliated with entities that have the following business relationships, respectively, with the Company. The Company purchases advertising on WBUR, obtains excess layer workers compensation insurance and related administrative services from Liberty Mutual Insurance Company, has lending and investment banking relationships with Bank of America and obtains a majority of its health insurance services from Blue Cross Blue Shield of Massachusetts. In addition, NSTAR provides electric distribution service to entities that are or formerly were affiliated with Board members to the extent they are within NSTAR’s exclusive service territory. These relationships have been deemed to constitute immaterial relationships, because these are ordinary course of business relationships made on an arms-length basis and the amount paid to or received from such entities in 2010 was significantly below the two percent threshold established under the Corporate Governance Guidelines. In addition, the Committee has determined these relationships and transactions do not constitute related party transactions, as none of the trustees has a direct or indirect material interest in the respective transactions. All members of the Audit, Finance and Risk Management Committee are also independent for the purposes of

Section 10A-3 of the Securities Exchange Act of 1934. Mr. May does not meet the independence criteria set out in the Corporate Governance Guidelines because he is the Company’s Chief Executive Officer.

Board of Trustees Meetings. The NSTAR Board of Trustees held seven regular meetings and six special meetings during 2010. Each trustee attended at least 75% of the meetings of the NSTAR Board and the Committees of the NSTAR Board on which such trustees served.

Board Structure. The Company’s Chief Executive Officer currently also serves as the Chairman of the Board. The Board has elected a Presiding Trustee, who chairs the regular executive sessions of the Board, attended only by non-management, independent trustees, and who is charged with facilitating communications among all independent Board members. The Board currently believes that the combination of the Chairman and Chief Executive Officer roles provides both for strong Board oversight and a very effective link between the Board and management, and that the structure has helped the Company to reach the very high levels of financial and operational performance that it has achieved over the last decade.

Executive Sessions. The non-management trustees met twice in executive session without management in 2010. All trustees other than Mr. May are considered to be non-management trustees. As Presiding Trustee, Mr. Gifford chairs meetings of the non-management trustees.

Trustee Retirement Policy. The NSTAR Board of Trustees has adopted the following trustee retirement policy: trustees who are employees of NSTAR, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Trustees who are not employees of NSTAR or who have served as Chief Executive Officer retire from the Board at the Annual Meeting of Shareholders following their seventy-second birthday. However, as noted previously, the Board of Trustees determined to temporarily suspend the retirement policy in the Corporate Governance Guidelines pending the closing of the merger.

Policy Relating to Attendance at Annual Meeting. It is the policy of the Board that all trustees are encouraged to attend the Company’s Annual Meeting of Shareholders. The entire Board of Trustees attended the Company’s 2010 Annual Meeting of Shareholders.

Committees. The NSTAR Board of Trustees has an Audit, Finance and Risk Management Committee, an Executive Personnel Committee and a Board Governance and Nominating Committee. Each of the Committee charters is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance.” The charters are also available in print to any Shareholder who requests them from the Company’s Secretary. The Board also has a standing Executive Committee.

Executive Committee. The Executive Committee is comprised of Mr. Thomas J. May, Chair, Mr. Gary L. Countryman, Mr. Thomas G. Dignan, Jr., Mr. Charles K. Gifford and Dr. Matina S. Horner. The Committee’s duties include the exercise of those powers of the NSTAR Board of Trustees which by the terms of the Company’s Declaration of Trust may be exercised by the Executive Committee between regular Board meetings. The Executive Committee met five times in 2010.

Audit, Finance and Risk Management Committee. The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair and Mr. James S. DiStasio, Mr. Paul A. La Camera, Mr. William C. Van Faasen and Dr. Gerald L. Wilson. The Board of Trustees has made a determination that Mr. DiStasio is the Committee’s “audit committee financial expert,” as that term is defined in the SEC’s regulations and that each of the members meets the applicable SEC and NYSE independence and knowledge standards. The Committee met four times in 2010.

In accordance with its Charter, the purpose of the Audit, Finance and Risk Management Committee is to appoint and oversee the independent registered public accountants, to review the Company’s short and long term financing requirements, risk management and compliance programs, and to assist the Board of Trustees in carrying out the Board’s oversight requirements. Specific duties of the Committee include engagement and oversight of the independent registered public accountants and oversight of the Company’s audit process, including audit plans, internal controls over financial reporting, and the annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Form 10-K and Form 10-Q Reports.

Risk Oversight. The Board of Trustees performs risk assessment primarily through the Audit, Finance and Risk Management Committee, which is responsible for reviewing and discussing with management the Company’s policies and otherwise overseeing risk assessment and risk management. The Committee receives periodic reports from senior management, the internal auditor, the chief financial officer, the chief accounting officer, the treasurer, the independent registered public accounting firm and the general counsel relating to risk assessment and management. Committee members meet privately in executive session with representatives of the independent registered public accounting firm and the Company’s internal audit manager. In addition, the Chair of the Audit, Finance and Risk Management Committee provides a comprehensive report of the Committee’s meetings at each meeting of the Board of Trustees. The Board of Trustees also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Board Governance and Nominating Committee. The Board Governance and Nominating Committee is comprised of Mr. Thomas G. Dignan, Jr., Chair, Mr. Charles K. Gifford, Mr. Paul A. La Camera and Dr. Gerald L. Wilson. The Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines, reporting and recommending changes in the Corporate Governance Guidelines to the full Board, identifying individuals qualified to become Board members and recommending nominees for election to the Board and for appointment to Board Committees. The Committee also oversees the effectiveness of communications between the Board and management and assists the Board in the performance of annual evaluations of Board and Committee performance. This Committee met three times in 2010. Each of the Committee members meets the applicable SEC and NYSE independence standards for membership on the Board Governance and Nominating Committee.

In making nominations for election to the Board, the Board Governance and Nominating Committee identifies candidates who meet the current challenges and needs of the Company. The Corporate Governance Guidelines provide that in assessing candidates the Board Governance and Nominating Committee considers and reviews with the full Board a broad set of skills and characteristics in order to assure a high level of diversity on the Board. The areas in which diversity is desired include skills such as accounting, finance, management, leadership and corporate governance, experience in various customer service industries and familiarity with issues related to energy policies and the utility industry, as well as education, background, age, gender and race. All Board members must be able to dedicate time and resources sufficient to ensure the diligent performance of his or her duties on behalf of the Company, including attendance at Board and Committee meetings.

The members of the NSTAR Board of Trustees have varied and extensive experience in insurance and risk management, accounting, electric and gas utilities, commercial media, banking, education, health services and administration, law and human resources, in addition to overall experience in executive management. These qualifications have led the Board to conclude that each should serve as a trustee. Further information regarding the specific experience, qualifications, attributes and skills that have led the Board and the Committee to the conclusion that the nominees and trustees should serve on the Board are set forth in the biographical information contained in Proposal Number One.

The Board Governance and Nominating Committee may use multiple sources when identifying and evaluating potential new trustees, including referrals from current trustees and input from third parties and search firms. The Committee reviews the qualifications and references of the candidates identified for consideration. Candidates are assessed based on the criteria contained in the Corporate Governance Guidelines. The Committee recommends candidates to the Board, which selects nominees to be presented for election by Shareholders and appoints trustees to fill vacancies. With respect to trustees standing for re-election, the Committee considers the trustee’s qualifications and performance on the Board and whether the trustee’s re-election would be consistent with the Corporate Governance Guidelines discussed above. The Committee is also responsible for setting trustee compensation.

Executive Personnel Committee. The Executive Personnel Committee is comprised of Mr. Gary L. Countryman, Chair, Mr. Thomas G. Dignan, Jr., Mr. James S. DiStasio, Mr. Charles K. Gifford and Mr. William C. Van Faasen. The Committee is responsible for reviewing executive officer compensation and performance, recommending candidates to the Board for election as executive officers as submitted by management, reviewing the executive succession planning process and significant organizational changes, and reviewing certain benefit programs and human resources policies, including oversight of the Company’s pension and other retirement investment assets. This Committee met six times in 2010. Each of the members meets the applicable SEC and NYSE independence standards for membership on the Executive Personnel Committee.

Risk Assessment of Compensation Policies. The Executive Personnel Committee has concluded that the Company’s compensation program is balanced and does not motivate imprudent or excessive risk taking. The Company does not use highly leveraged short term incentives that encourage short term, high risk strategies at the expense of long term performance and value. The Executive Personnel Committee applies significant discretion in its determination of incentive compensation awards and does not use pre-set formulas that establish actual award levels based on specific metrics. Many quantitative and qualitative factors tied to the Company’s business plan are considered, including the difficulty of achieving such goals and the executive’s individual contribution to their achievement, thus encouraging employees and executives to consider and balance all aspects of the Company’s business plan, both short and long term. The Company’s compensation programs reward consistent, long term performance by heavily weighting equity compensation so that it rewards sustainable stock, financial, and operating performance, especially when combined with the Company’s executive share ownership requirements. The Company has also established long term award metrics that test the Company’s results against peer companies to ensure that award achievement levels are justified by comparative performance over the long term.

Processes and Procedures for Considering and Determining Executive Officer Compensation. The Executive Personnel Committee has responsibility for the executive officer compensation plans, policies and programs at NSTAR and for establishing the overall compensation philosophy for executive officers. The Committee reviews and approves the corporate goals and objectives relevant to the compensation of senior executive officers of the Company, evaluates the performance of those executives in light of such goals and objectives and sets a compensation level for those executives that is competitive based on this evaluation. Committee members regularly evaluate compensation matters in discussions during the year.

The Committee establishes corporate goals each year, considering a wide range of financial and operational goals and measures. The attainment of these goals along with the market data described herein determines levels of base, annual incentive and long term compensation.

The Committee engages a compensation consultant to provide comparative data and assist it in determining base salary, annual incentive and long term incentive compensation for the year. Towers Watson, has been retained since 1995 for this purpose. Towers Watson works with the Company’s Human Resources staff and the Chief Executive Officer to review the Company’s compensation programs and internal and external compensation data and to make recommendations to the Committee. The Committee also relies on NSTAR Human Resources personnel to assist with the production of the required data. Towers Watson compiles data about compensation paid to executives at a group of urban utility companies for the purpose of benchmarking total compensation, and also reviews data pertaining to similarly-sized general industry companies as a secondary reference to assist the Committee in assuring that its compensation package is competitive with other companies with which the Company competes for top management talent. Additional benchmarking information is contained under “Compensation Discussion and Analysis.”

In addition, the Chief Executive Officer makes recommendations to the Committee relating to salary ranges, target annual cash incentives and the level of long term equity incentive awards for senior executives. Based upon the above, the Committee sets base salary ranges and sets targets and ranges for annual cash incentives and grants of long term equity awards.

The Committee performs an annual review of Company and executive performance, and based on this information and recommendations made by the Chief Executive Officer, it determines actual annual cash incentive awards. The Committee also makes equity awards under the NSTAR 2007 Long Term Incentive Plan and approves adjustments to base salary levels, based on the Company’s and the executive’s performance and the comparative market data.

Compensation decisions relating to the performance of the Chief Executive Officer are made by the Committee and are also subject to the approval of the independent members of the Board of Trustees.

Processes and Procedures for Considering and Determining Trustee Compensation. The process of setting trustee compensation generally follows the benchmarking employed as part of setting compensation for our executive officers. However, the Board Governance and Nominating Committee oversees this process. From time to time, Towers Watson prepares a benchmark review of public company director compensation using a process similar to that used for executive compensation purposes. The compensation survey includes data on total compensation for directors at the comparator companies, as well as on individual components of that compensation, such as annual retainers and board and committee meeting fees. Data is also provided that differentiates compensation by board position, such as committee chairs, and includes data showing trends in director compensation. NSTAR’s objective is to set trustee compensation at the median of the urban utility company group. Management and Towers Watson review this data annually, after which management makes any recommendation to the Committee as to adjustments in trustee compensation.

2010 Trustee Compensation. Each trustee who is not an employee of NSTAR receives an annual Board retainer of $125,000; $50,000 paid in cash and $75,000 paid either in cash or, at the election of the trustee, in NSTAR Common Shares. Non-employee trustees who are also members of the Executive Committee receive an annual retainer of $5,000. The Chairs of the Board Governance and Nominating and Executive Personnel Committees and the Presiding Trustee receive an additional annual retainer of $5,000, and the Chair of the Audit, Finance and Risk Management Committee receives an additional annual retainer of $13,000. Members of the Audit, Finance and Risk Management Committee, with the exception of the Chair, receive an additional annual retainer of $3,000. Trustees who are not employees of NSTAR receive $1,500 for attendance in person at each Board and Committee meeting and $750 for participating in such a meeting by telephone. Trustees may elect to defer part or all of their fees into deferred accounts pursuant to NSTAR’s Trustees’ Deferred Plan. Participants may select publicly-traded securities and mutual funds as investments for cash compensation deferred under the Plan. The additional retainer in Common Shares is credited to the deferred compensation trust account established under the Plan, which is payable upon retirement from the Board.

2010 TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Fees Earned or Paid in Stock (1)(2)	All Other Compensation (3)	Total
Gary L. Countryman	$93,000	$75,000		$168,000
Thomas G. Dignan, Jr.	$96,750	$75,000		$171,750
James S. DiStasio	$83,000	$75,000		$158,000
Charles K. Gifford	$96,750	$75,000	$3,500	$175,250
Matina S. Horner	$94,250	$75,000	$2,700	$171,950
Paul A. La Camera	$81,500	$75,000	$3,500	$160,000
William C. Van Faasen	$85,250	$75,000		$160,250
Gerald L. Wilson	$80,750	$75,000		$155,750

(1)	The annual Board retainer equals $125,000; $50,000 in cash and $75,000 either in cash or, at the election of the trustee, in NSTAR Common Shares.

(2)	This column reflects the grant date fair value of the NSTAR Common Shares delivered to the named trustees during 2010 in settlement of fees earned or paid in stock.

(3)	Reflects matching of charitable contributions.

Communications with the Board. Any Shareholder or other interested party who wishes to communicate with the Board or any individual or group of individual trustees, including the non-management or independent Board members as a group, can write to Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, 17th Floor, Boston, MA 02199 or may communicate electronically by sending an e-mail to the following address: hotline@nstar.com. Depending on the subject matter, management will forward the communication to the trustee or group of trustees to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about the Company or is a dividend or related stock matter, or where the communication is primarily commercial in nature. Complaints regarding accounting, internal accounting controls and auditing matters are forwarded to the Chair of the Audit, Finance and Risk Management Committee in accordance with the Audit, Finance and Risk Management Committee’s procedures that are described in its Report contained in this proxy statement and on the Company’s website.

NSTAR Policies on Business Ethics and Conduct. The NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues, NSTAR’s Code of Ethics for the Principal Executive Officer, General Counsel and Senior Financial Officers, and NSTAR’s Code of Ethics and Business Conduct for Trustees, Officers and Employees (“Code of Conduct”), together with other relevant governance documents that are applicable to NSTAR’s executive officers, senior financial officers or trustees can be accessed free of charge on NSTAR’s website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests them from the Company’s Secretary.

NSTAR Policy on Related Persons Transactions. Under the terms of the Board Governance and Nominating Committee’s NSTAR Related Persons Transaction Policy, the Company will not engage in transactions in an amount exceeding $120,000 in any year with related persons who have a direct or indirect material interest in the transaction unless the Committee determines that the transaction is on terms comparable to those that the Company could obtain in an arms-length transaction with an unrelated third party. The term related person means: any of the senior executive officers, including the Named Executive Officers, or members of the Board of Trustees of the Company or their immediate family members; Shareholders owning in excess of five percent of the Company’s outstanding shares; and entities in which any of the persons or entities described above hold the position of general partner or similar position, director, or owner of more than a five percent ownership interest. The Committee determines whether a related party has a direct or indirect material interest in a transaction by considering factors such as the nature of the related party’s interest in the transaction and the relationship of the related person to the other party to the transaction; the material terms of the transaction, including the amount involved; the importance of the transaction to the interest of the related person; whether the interest of the related person in the transaction would impair the judgment of the trustee or officer to act in the best interests of the Company; and any other matter that the Committee deems appropriate.

Beneficial Ownership Table

The following table sets forth the number of NSTAR Common Shares beneficially owned as of October 12, 2011 by all five percent Shareholders, by each trustee and by each named executive officer (as such item is defined in Item 402(a) (3) of Regulation S-K of the Exchange Act) of NSTAR, as well as all of NSTAR’s trustees and executive officers as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

	Number of NSTAR Common Shares Beneficially Owned (1)(2)(3)	Percentage of NSTAR Common Shares Beneficially Owned (4)
5% Shareholder
BlackRock, Inc.	6,001,802	5.794%
40 East 52nd Street
New York, NY 10022

Trustees and Named Executive Officers

Gary L. Countryman	40,561	*
Thomas G. Dignan, Jr.	77,434	*
James S. DiStasio	5,057	*
Charles K. Gifford	34,418	*
Douglas S. Horan	216,413	*
Matina S. Horner	39,672	*
James J. Judge	264,144	*
Paul A. La Camera	25,115	*
Thomas J. May	1,799,480	1.737%
Joseph R. Nolan, Jr.	69,815	*
Werner J. Schweiger	457,654	*
William C. Van Faasen	18,660	*
Gerald L. Wilson	30,557	*

All Trustees and executive officers as a group (15 persons)	3,157,761	3.048%

(1)	Includes the following number of Common Shares that each of the Named Executive Officers has the right to acquire within 60 days of October 12, 2011 upon the exercise of outstanding stock options: Mr. May, 1,086,333 shares; Mr. Judge, 104,667 shares; Mr. Horan, 100,000 shares; Mr. Schweiger, 343,000 shares; and Mr. Nolan, 15,000 shares; all executive officers as a group, 1,682,833 shares.

(2)

Includes the following number of Common Shares credited under NSTAR’s Deferred Compensation Plan: Mr. May, 602,388 shares; Mr. Judge, 125,313 shares; Mr. Horan, 96,978 shares; Mr. Schweiger, 77,036 shares; and Mr. Nolan, 37,487 shares; all executive officers as a group, 947,485 shares. Participants in the Deferred Compensation Plan may instruct the Plan trustee to vote NSTAR Common Shares held in a Rabbi trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the Plan’s trust. The total number of NSTAR Common Shares held in the trustee brokerage and individual accounts on behalf of each trustee is as follows: Mr. Countryman, 32,534 shares; Mr. Dignan,

67,618 shares; Mr. DiStasio, 5,057 shares; Mr. Gifford, 29,698 shares, Dr. Horner, 31,652 shares; Mr. La Camera, 25,115 shares; Mr. Van Faasen, 18,660 shares and Dr. Wilson, 24,373 shares.

(3)	Includes the following number of Common Shares held in the NSTAR Savings Plan: Mr. May, 44,229 shares; Mr. Judge, 15,102 shares; Mr. Horan, 2,493 shares; Mr. Schweiger, 5,106 shares; and Mr. Nolan, 10,413 shares; all executive officers as a group, 94,391 shares.

(4)	* denotes that beneficial ownership is less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees and executive officers file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and/or Form 5 with the SEC and any national securities exchange on which NSTAR’s Common Shares are traded.

Based on a review of the forms furnished to the Company and written representations from the trustees and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its trustees and executive officers were complied with for 2010.

AUDIT, FINANCE AND RISK MANAGEMENT COMMITTEE REPORT

The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair, Messrs. James S. DiStasio, Paul A. La Camera and William C. Van Faasen and Dr. Gerald L. Wilson. The Committee annually reviews the New York Stock Exchange and Securities and Exchange Commission’s standards of independence and financial expertise for audit committee members and at its most recent review determined that the members of the Committee met such standards. The Board of Trustees has designated Mr. James S. DiStasio as the Committee’s financial expert.

The Committee assists the Board of Trustees in carrying out the Board’s oversight requirements by appointing and overseeing the independent registered public accountants and reviewing the Company’s short and long term financing requirements and its risk management and risk oversight, internal controls over financial reporting and compliance programs. The Committee appoints a firm of independent registered public accountants annually. PricewaterhouseCoopers LLP was appointed as the Company’s independent registered public accountants in January 2011 for the 2011 fiscal year, subject to ratification by Shareholders at the 2011 Annual Meeting of Shareholders. The Committee places a high priority on the quality of the audits, the independence of the independent registered public accountants and the efficiency of the audit process. A more detailed description of the purpose and duties of the Committee is set forth in the Audit, Finance and Risk Management Committee’s Charter, which is available on our website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests it from our Secretary.

Management is responsible for preparing complete and accurate consolidated financial statements for the Company in accordance with accounting principles generally accepted in the United States of America. The independent registered public accountants are responsible for performing independent audits of NSTAR’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.

The Committee meets with the independent registered public accountants, the Company’s internal auditor, the Chief Executive Officer and the senior management of the Company to review the scope and the results of the annual audit, both internal and external, the amount of audit fees, the Company’s system of internal control over financial reporting, including management’s Report on Internal Control and the independent registered public accountants’ accompanying report, the financial statements, including Management’s Discussion and Analysis of

Financial Condition and Results of Operations included therein, contained in the Company’s Form 10-K and Form 10-Q Reports, the Company’s financing requirements, risk management programs, and its corporate compliance program. In 2010, the Committee held four regularly scheduled meetings. At its meetings, the Committee meets separately with the independent registered public accountants, internal audit and management. The Committee periodically participates in educational opportunities to keep up-to-date and informed about current and emerging policies, issues and trends that are relevant to meeting its responsibilities.

The Committee has established NSTAR’s Employee and Interested Party Complaint Procedures for Accounting and Auditing Matters, pursuant to which complaints regarding accounting, internal accounting controls or auditing matters can be made. These procedures are described on the Company’s website at www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Contact Our Board” and also in periodic employee communications. All communications received through the dedicated telephone number and website are reviewed with the Committee.

The Audit, Finance and Risk Management Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, NSTAR’s audited consolidated financial statements for fiscal year 2010 and various matters related to the financial statements, including those matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) - The Auditor’s Communication With Those Charged With Governance, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Such matters include all critical accounting policies and practices of the Company, the initial selection and any changes in accounting policies and alternative accounting treatment of material financial statement items, management judgments and accounting estimates, significant audit adjustments and disagreements with management, if any, and all material written communications between the independent registered public accountants and management. The Audit, Finance and Risk Management Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit, Finance and Risk Management Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the issue of PricewaterhouseCoopers LLP’s independence. Based upon such review and discussions, the Audit, Finance and Risk Management Committee has recommended to the Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010 for filing with the SEC.

By the Audit, Finance and Risk Management Committee,

Matina S. Horner, Chair

James S. DiStasio

Paul A. La Camera

William C. Van Faasen

Gerald L. Wilson

AUDIT AND RELATED FEES

The following sets forth fees incurred by NSTAR and its subsidiaries during 2010 and 2009 for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accountants:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2010	$1,518,500	$173,000	$0	$3,000
2009	$1,507,400	$0	$0	$3,000

Audit Fees - Audit Fees for 2010 and 2009 were for all audit services related to the Company’s financial statements and its internal controls in accordance with the standards of the Public Company Accounting Oversight Board. This category also includes fees related to services provided in connection with the Company’s financing transactions, including the preparation of comfort letters and consents. During 2010, the services also included review and consent for the definitive proxy statement filed in conjunction with the pending merger with Northeast Utilities.

Audit Related Fees - During 2010, these fees represent pre-announcement due diligence services related to the pending merger with Northeast Utilities.

All Other Fees - All Other Fees for 2010 and 2009 relate to an annual license fee for online accounting research services.

The Audit, Finance and Risk Management Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accountants annually. The Audit, Finance and Risk Management Committee has delegated authority to the Committee’s Chair to pre-approve such services in cases where a meeting of the full Committee is not feasible. All audit and non-audit services for which the Company has engaged PricewaterhouseCoopers LLP during 2010 and 2009 were either pre-approved by the Audit, Finance and Risk Management Committee or the Chair of the Audit, Finance and Risk Management Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Role of the Executive Personnel Committee. The Board of Trustees has delegated to its Executive Personnel Committee (the “Committee”) overall responsibility for establishing the compensation program for all executive officers, including the Named Executive Officers. In this role, the Committee sets compensation policy and compensation levels, reviews and approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices generally apply to all executive officers. The compensation of the Chief Executive Officer is subject to further review and the approval of the independent Board members.

Elements of Compensation. Total direct compensation is delivered primarily through a combination of three elements: base salary, annual cash incentive awards and long term equity-based incentive awards. Compensation is also provided through certain retirement, perquisite, severance, and health and welfare benefit programs. The Committee believes that a significant portion of total compensation should be incentive-based, and therefore the Company’s incentive and share-based plans have been designed to provide for targeted levels of approximately 80% of Mr. May’s total compensation and approximately 60% to 70% of total compensation for the other Named Executive Officers.

Compensation Objectives. The objectives of the Company’s compensation program for executive officers are to attract and retain highly-qualified executives, to reward the achievement of short and long term performance objectives, and to provide total compensation to executives that is competitive with market conditions. The NSTAR compensation program utilizes performance-based compensation programs to reward individual and corporate performance and to link interests of executives with the Company’s Shareholders.

Setting Compensation Levels. Individual and Company performance are the most significant factors used in determining executive compensation. The Committee has therefore structured the Company’s annual cash incentive and long term equity-based incentive compensation programs to motivate executives to achieve the Company’s business goals and to reward executives for favorable Company performance measured against these and other factors. In order to ensure that the Company also achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee benchmarks total compensation against a group of urban utility companies. The Company and Towers Watson (which in October 2010 formed a new, independent entity, Pay Governance LLC, that now serves as the Committee’s compensation consultant) work together to identify the companies comprising the urban utility benchmark group. The urban utility group and the companies comprising it are reviewed by the Committee annually and are generally stable from year to year, with any changes resulting mostly from mergers or acquisitions of companies within the group. As a secondary point of reference, the Committee reviews compensation data pertaining to general industry companies with revenues between $2 billion and $5 billion derived from the Towers Watson database.

The urban utility group used to benchmark the Company’s compensation program is comprised of 24 energy companies operating primarily in major urban areas. For 2010, this peer group of companies consisted of:

AGL Resources Inc.	EQT Corporation	Pinnacle West Capital Group
Ameren Corporation	Exelon Corporation	Portland General Electric Company
CenterPoint Energy Inc.	FirstEnergy Corporation	Public Service Enterprise Group Inc.
Consolidated Edison, Inc.	FPL Group Inc.	Puget Energy Inc.
Constellation Energy Group Inc.	Great Plains Energy Inc.	TECO Energy Inc
DPL Inc.	Northeast Utilities	WGL Holdings Inc
DTE Energy Company	NV Energy Inc.	Wisconsin Energy Corporation
Duke Energy Corporation	Pepco Holdings Inc.	Xcel Energy Inc.

The Committee’s compensation philosophy is to target total compensation at the 50th percentile of the urban utility group, with the ability to earn higher levels of compensation depending on corporate and individual performance. The data for the urban utility group and the similar-sized general industry companies is reviewed at both the 50th and 75th percentiles in order to assess the competitiveness of the compensation programs within the marketplace for executive talent. In addition to benchmarking total compensation, the data is also used as a reference point to determine the mix of cash and equity compensation. Towers Watson developed the benchmark and comparative compensation data described above and periodically reviews the Company’s executive compensation levels, the role and responsibilities of each executive, and the Company’s organizational structure. The Company’s internal pay relationship is derived from the data in the Towers Watson studies and an internal assessment of the relative value of the executive positions. At the January meeting of the Committee, Towers Watson (now Pay Governance LLC) presents a report that reviews NSTAR’s executive compensation levels relative to the 50th and 75th percentiles of the urban utility group. Data with respect to the general industry companies is also provided.

Analysis of Results for 2010

The Company’s overall financial and operational performance was outstanding in 2010, exceeding its Operating Plan. This exceptionally strong performance was evidenced by the following:

•	The Company exceeded its earnings target, reporting total earnings per share of $3.35 and adjusted earnings of $2.56 per share;

•	The Company’s common share dividend was increased by 6.3%;

•	For the fourteenth consecutive year, NSTAR achieved a positive total shareholder return;

•	The Company’s credit rating was the highest in the utility industry;

•	Overall Company electric system performance continued to be the best in Massachusetts and overall top quartile of the industry;

•	Customer service results were outstanding, also within the first quartile compared to the Company’s peers; and

•

The Company executed three strategic transactions: completion of the MATEP sale, the merger agreement with Northeast Utilities and a telecommunications licensing agreement, that will provide significant continuing benefits to Shareholders, customers and employees.

Achievement of the 2010 performance goals and the Committee’s assessment of corporate and executive performance are fully described in the section of this report entitled “Annual Incentive Compensation.” Specific decisions regarding each of the elements of compensation, based upon the Committee’s assessment of Company and executive performance and the market data described in this Compensation Discussion and Analysis, are set forth below.

Base Salary

2010 Base Salary. A portion of each executive’s compensation is base salary. In establishing base salary levels, the Committee’s considerations are to establish base salary at a competitive level which the Committee believes is necessary to attract and retain highly qualified individuals and to consider Company and executive financial and operating performance. The Committee and the independent Board members apply the same considerations in determining the level of base salary for the Chief Executive Officer, in addition to considering the competitive executive compensation review of Towers Watson. With respect to the other senior executives, including the Named Executive Officers, the Committee also considers the recommendations of the Chief Executive Officer.

The base salaries of each of the Named Executive Officers that were approved by the Committee in 2010 approximate the 50th percentile of the base salaries of the urban utility group, which is the level determined by the Committee, based on the Towers Watson studies, to be competitively necessary to attract and retain qualified individuals. Considering his performance and taking into consideration the appropriate allocation of base pay and performance-based incentive compensation, the Committee and the independent Board members set Mr. May’s base salary at $1,070,000, effective May 1, 2010.

Annual Incentive Compensation

Performance Assessment Process. The Committee established several corporate performance goals in January 2010, based on the Operating Plan approved by the Board of Trustees. These included goals with quantitative targets and others that do not lend themselves to specific metrics, but which relate to critical initiatives which were seen by the Committee to be of significant importance. Performance goals related to earnings per share, credit ratings, operating performance results, customer service quality and safety include quantifiable targets. These targets are set forth in the section entitled “Performance Assessment Results”. The goals related to regulatory, environmental and energy supply matters are not as quantitative, and are based on the Committee’s judgment of how well the Company and the executive should perform. All of the goals for 2010 are described below. At the end of the year, management prepared a comprehensive review of the Company’s performance for the year. Based on that analysis, the Chief Executive Officer recommended to the Committee payouts for each executive based on the Company’s overall corporate performance and achievement of the performance goals, along with his assessment of the executive’s individual and team performance. In making incentive awards, the Committee did not use pre-determined or quantifiable formulas based on the degree of achievement of performance metrics. The Committee uses its discretion to consider many factors, including the difficulty of achieving such goals and the executive’s individual contribution to their successful achievement. The Committee also may exercise discretion in making an award absent the attainment of a performance goal, as many of the goals are interdependent and are considered both individually and in relation to each other. The Committee established Annual Incentive Plan target award levels for each executive in January 2010 based on the benchmarked group and market data described above. The target award levels are expressed as a percentage of each Named Executive Officer’s base salary. For each of the Named Executive Officers in 2010, target award levels ranged from 45% to 100% of base salary. Depending on individual performance, awards may be made within a range of 0% to 200% of target. The maximum award is 200% of base salary. The Chief Executive Officer’s annual target award level was set at 100% of base pay for 2010.

Performance Assessment Results. At its January 24, 2011 meeting, the Committee reviewed all of the financial and operational performance goals established at the beginning of 2010. The Committee’s consideration of each of these goals is described below.

Financial Goals

•

The Company successfully executed its Operating Plan by the achievement of increased earnings, reporting total earnings per share of $3.35 for 2010 and adjusted earnings of $2.56, (excluding the gain on sale of MATEP, the one-time RCN Tax Settlement charge and merger-related costs), which exceeded the Company’s earnings per share target of $2.49;

•	The Company’s common share dividend was increased in November 2010 by 6.3%, exceeding the target of the Edison Electric Institute (“EEI”) industry average, which was 4.0%;

•

The Company achieved a positive total return to Shareholders for the fourteenth consecutive year, being the only company in any industry to do so. Cumulative total shareholder returns for the past one, three, five and ten year periods totaled 19.7%, 32.8%, 81.1% and 205.6%, respectively, considerably outperforming the industry and the market over each of those time periods;

•	The Company’s pension plan asset investment performance of 13.2% was in line with the median return for large corporate plans; and

•

The Company’s “A+” credit rating in 2010 was the highest of any investor-owned utility, as reported by EEI and was in excess of the average credit rating of “BBB” for the industry and exceeded the target of “A Level”. This strong financial position continued to provide the Company with uninterrupted access to the capital and commercial paper markets; the Company’s average commercial paper borrowing rate of 23 basis points was the lowest compared to its peers for the second consecutive year.

Operational Goals

•	The Company met all state regulatory requirements with regard to system reliability and in most instances achieved or exceeded the goals established by the Committee at the beginning of the year:

•	average months between service interruptions equaled 14.9 months, exceeding the target of 13 months;

•	99.6% of the time the Company responded to gas customer emergency calls within 60 minutes, exceeding the target of 99.3%; and

•	electric service outage restoration time of 97.3 minutes was in the top quartile compared to the Company’s peers, although behind the aggressive target of 77 minutes.

•	Despite continuing emphasis on safety awareness, the Company did not meet its 2010 safety targets as 25 lost time injuries were recorded compared to a target of 23.

•	Regarding customer service goals, the Committee found that all targets were achieved and that the Company’s performance was within the first quartile compared to its peers:

•	99% of meters were read on time, exceeding the 98.3% target; and

•	85.6% of customer calls were answered within 30 seconds, exceeding the 82% target.

•

The Company also implemented a new State approved three-year Energy Efficiency Program with first year performance that exceeded its aggressive savings targets and represented superior performance compared to other Massachusetts utilities. The Program measures benefits to customers using targeted energy savings ($485 million) and net cost effectiveness benefits ($341 million). In the aggregate our Energy Efficiency programs achieved 103% of the overall targets in 2010.

•	The Company successfully executed the regulatory, environmental and energy supply goals established by the Committee.

The Company also executed an agreement to create an $18 billion merger of equals with Northeast Utilities, expected to close in the second half of 2011, and completed the MATEP facility sale, which realized a $110 million gain and generated positive net cash flow of approximately $200 million. In addition, the Company also executed a multi-year agreement through its telecommunications subsidiary, which is expected to enhance earnings through 2016.

Based on the Committee’s review of the Company’s overall performance, considered by the Committee to have been outstanding for the several reasons enumerated above, and on the recommendation process described above, the Committee approved cash incentive payouts for the Company’s Named Executive Officers at levels that ranged from 90% to 187% of base pay.

In arriving at Mr. May’s actual annual incentive payment of $2,000,000, which was 187% of base pay, the Committee and the Board considered the totality of the Company’s financial and operating performance described above, Mr. May’s leadership in enabling the Company to meet or exceed substantially all of its performance goals, and his leading role in negotiating the essential terms of the merger agreement with Northeast Utilities. In its review of the other Named Executive Officers, the Committee considered their contribution to the overall financial and operating performance of the Company and also the following key focus areas:

1.	James J. Judge - earnings per share, capital costs, credit ratings, pension plan performance, regulatory initiatives and outcomes, strategic transactions and energy supply;

2.	Douglas S. Horan - earnings per share, unregulated operations performance, strategic transactions and legal and regulatory initiatives and outcomes;

3.	Werner J. Schweiger - earnings per share, execution of operating and capital plan, electric system reliability, service restoration, gas operations and safety metrics;

4.	Joseph R. Nolan, Jr. - earnings per share, customer service quality metrics, energy efficiency program results and regulatory and legislative initiatives and outcomes.

At the Board’s January 27, 2011 meeting, the Committee reviewed with the independent members of the Board the Committee’s determination of the Annual Incentive Plan payout for Mr. May, and the independent members of the Board concurred with the Committee’s determination and also approved the payout.

Long Term Incentive Compensation

2010 Awards. At its January 2010 meeting, the Committee made equity-based awards to executives under a Shareholder approved equity compensation plan, the NSTAR 2007 Long Term Incentive Plan. The awards for each executive were based both on corporate performance and on the award target levels derived from the benchmarking information described above for such positions. In addition, the Committee considered recommendations from the Chief Executive Officer based on his assessment of each executive’s ability to influence corporate performance. The Committee believes that equity-based compensation under the Plan ensures that executives have a continuing stake in the long term success of the Company and that executive interests are aligned with those of NSTAR Shareholders. The ability of executives to realize the full value of the 2010 awards is dependent upon continued financial, operational and stock price performance and on the executive remaining employed at the Company for a specified number of years.

Reflecting the Committee’s determination to emphasize the long term equity component of the executives’ overall compensation package, long term incentive award targets for 2010 for the Named Executive Officers were generally between the 50th and 75th percentile of the urban utility group, as measured by Towers Watson’s market benchmarking analysis. Equity awards in 2010 reflected a mix (based on the value of the different awards) of 40% performance share units with dividend equivalent awards, 40% deferred shares with dividend equivalent awards, and 20% stock options, all subject to Plan restrictions. For Mr. May, the Committee set a long term incentive award target that was at approximately the 50th percentile of the urban utility group. Mr. May’s long term incentive awards were granted in the form of 36,400 performance share units with dividend equivalent awards, 36,400 deferred shares with dividend equivalent awards, and stock options to purchase 133,000 Common Shares. The value of these awards is reflected in the “Grants of Plan-Based Awards” table.

Deferred share awards and stock options vest at the rate of 33 1/3% per year over a three-year period from the date of grant. The options may be exercised over a ten-year period. The Executive Personnel Committee approves stock-based awards for all senior executives. However, because the Chief Executive Officer’s award must also be approved by the independent members of the Board of Trustees, the Executive Personnel Committee and the Board of Trustees established that the grant date for annual stock-based awards under the Plan is to be the date on which the Board of Trustees approves the Chief Executive Officer’s stock award.

Performance share units vest only if the Company achieves pre-set targets during the three-year performance period. For the 2010-2012 performance period, the Committee determined that the performance criteria should continue to be based on metrics tied to corporate financial performance and shareholder returns. As a result, the Committee determined it appropriate to use (i) average earnings per share growth adjusted for certain non-recurring items (“EPSG”); and (ii) relative total shareholder return (“TSR”), measured against the performance of companies that comprise the EEI Utility Index. At the end of the three-year period, the number of vested shares awarded is determined based on a performance matrix which provides for no vesting of awards if the Company’s EPSG is negative. The performance matrix provides vesting award opportunities from 10% to 170% of target depending on EPSG and relative TSR performance. EPSG has a range of 0% to more than 4.5%, while the range for TSR is from below the 20th percentile to more than the 90th percentile. The Committee has determined that the target payout should be achievable but challenging and that target vesting may be achieved at various combinations of EPSG and TSR performance. For example, the performance matrix provides for vesting at 100% of target if the Company achieves 2% EPSG and relative TSR of the 50th percentile. In addition, the value of any performance share units that actually vest may increase or decrease over the vesting period based on the Company’s share price performance. The performance share units that were granted in 2009 and 2010, upon completion of the merger in 2011, will vest at target.

2008-2010 Performance Share Units. The performance metrics related to the 2008 Performance Share Units exceeded the targeted three-year average EPS of 6%, adjusted for certain non-recurring items, and also exceeded the targeted three-year total shareholder return of the 50th percentile. The actual performance level achieved was a three-year average adjusted EPS growth of 7.3% and a three-year total shareholder return at the 96.4 percentile, which when interpolated in accordance with the criteria established by the Committee in 2008 resulted in vesting performance share units at 153% of target. In accordance with the plan documents, 2010 EPS was adjusted to exclude the impact of the gain on sale of MATEP, RCN Tax Settlement and merger-related costs. This determination was made in accordance with the performance criteria as approved by the Committee at the commencement of the performance period. At its January 24, 2011 meeting, the Committee affirmed that the actual results achieved were calculated in accordance with performance targets established and it considered all non-recurring items in determining that the adjusted EPS were in accordance with the plan documents. The Named Executive Officers earned performance units, expressed in numbers of Common Shares, as follows: Mr. May 45,900; Mr. Judge 11,475; Mr. Horan 9,945; Mr. Schweiger 9,945 and Mr. Nolan 5,355.

Post-Merger Executive Retention Awards. On November 18, 2010, in connection with the pending merger between Northeast Utilities and NSTAR, the Committee approved a program for the grant of equity awards with an aggregate current value of up to $10 million to be awarded to key employees, (including some of NSTAR’s executive officers, but not the chief executive officer), as a retention pool, to help ensure their continued dedication following the completion of the merger. These awards are contingent upon the merger closing. The Committee also authorized NSTAR to enter into executive retention award agreements with certain executive officers, providing for the approved award amounts for each. On November 19, 2010 NSTAR entered into executive retention award agreements with the executive officers listed below, all of whom are expected to continue with the combined company, providing for retention awards of deferred NSTAR Common Shares in the following amounts: Christine M. Carmody, 18,300 shares; James J. Judge, 53,600 shares; Joseph R. Nolan, Jr., 29,400 shares; and Werner J. Schweiger, 47,800 shares. The terms of the executive retention award agreements generally provide that (i) the deferred NSTAR Common Shares awarded will, in connection with the merger, automatically convert into deferred Northeast Utilities common shares by applying the exchange ratio agreed upon in the merger agreement between NSTAR and Northeast Utilities, (ii) executive officers that remain continuously employed by Northeast Utilities until the third anniversary of the closing of the merger are entitled to full payment of their retention award and (iii) executive officers whose employment is terminated by Northeast Utilities after the merger (other than for cause) or by reason of the executive officer’s death or disability prior to the third anniversary of the closing of the merger are entitled to their retention award, calculated under the terms of the executive retention award agreement.

Other Elements of Compensation

Retirement Benefits. The Company maintains competitive broad-based benefit plans similar to those maintained by its peers, in which Company employees, including the Named Executive Officers, are entitled to participate. These plans include health and life insurance, a qualified 401(k) savings plan and a qualified defined benefit pension plan. The qualified 401(k) savings plan includes a Company matching contribution equal to 50% of the first 8% of eligible base salary and annual cash incentive contributed by the employee, subject to Internal Revenue Code limitations. The qualified defined benefit pension plan is a final average pay plan which is also limited by Internal Revenue Code restrictions.

Because pension benefits under the qualified defined benefit pension plan are limited by Internal Revenue Code restrictions, the Company sponsors two supplemental non-qualified programs: the Excess Benefit Plan, designed to make up for limits imposed by the qualified defined benefit pension plan by the Internal Revenue Code, and the Supplemental Executive Retirement Plan, designed to provide (together with the qualified defined benefit pension plan and the excess benefit plan) pension benefits for vested participants equal to 60% of such participants’ pre-retirement compensation (reduced by the value of 50% of the participants’ primary Social Security benefit). Amounts payable under these plans are based on base salary and annual cash incentive payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income. These plans are described in the narrative accompanying the “Pension Benefits” table below. These non-qualified programs are commonly offered to utility industry executives. The Company provides these plans (and the benefits and plans listed below) to maintain a competitive benefits package for executives.

Deferred Compensation. The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. The Plan provides for participants to establish investment measurements based on a wide range of publicly available individual securities and mutual funds available to the executives. The Company provides this benefit to maintain a competitive benefits package for executives. The availability of this benefit is not a factor that the Committee considers in determining total compensation.

Perquisites. The Company provides perquisites which are consistent with peer companies, as described in the Summary Compensation Table. The current level of perquisites does not factor into decisions on total compensation.

Termination/Change in Control Agreements

Executives do not have employment agreements and do not participate in a formal severance plan. The Company has a program in place under which senior executives have agreements that provide them with potential compensation upon a change in control of the Company. The Company has entered into these agreements because it believes that providing compensation in the event of a change in control is necessary to attract and retain high quality executives and to ensure the executives remain focused on the business of the Company during the period leading up to a possible change in control. The terms of these agreements and the amounts payable under them are consistent with general industry practice and were not derived from a negotiation process with our executives. The agreements are described below under “Potential Payments upon Termination or Change in Control.” Under these agreements, unvested awards (except awards granted after the October 16, 2010 execution of the merger agreement with Northeast Utilities) vest upon a change in control, and the executive is entitled to severance benefits if within 24 months following a change in control the executive is terminated involuntarily (other than for cause), or terminates employment for “good reason.” The Company believes this form of “double-trigger” agreement provides each executive with compensation in the event of a change in control, while still providing an incentive for the executive to remain employed with the Company for the transition period following a change in control.

Other Policies Regarding Executive Stock Ownership

In order to directly align the interests of our executive officers with the interests of Shareholders, the Committee has recommended and the Board of Trustees has approved share ownership guidelines of five times base salary for the Chief Executive Officer, three times base salary for senior executive officers and two times base salary for all other executive officers. These guidelines allow the executives five years from the date of employment as an executive officer to achieve these levels of ownership. Each of the Named Executive Officers has achieved these ownership guidelines.

Tax and Accounting Considerations

The NSTAR 2007 Long Term Incentive Plan was approved by Shareholders, and option awards and performance share units awarded in 2010 have been structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company believes that the availability of a tax deduction for other forms of compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives.

The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements.

Equity Grant Practices

Equity awards (except for the merger retention awards described under “Post-Merger Executive Retention Awards” above) are made at the January meeting of the Executive Personnel Committee (subject to the further approval of the Board of Trustees of the Chief Executive Officer’s award) when the Committee also determines base salary, annual and long term incentive compensation targets and annual incentive awards. The date of this meeting is chosen several months in advance, and therefore awards are not coordinated with the release of material non-public information.

EXECUTIVE PERSONNEL COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review, the Committee recommends to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

By the Executive Personnel Committee,

Gary L. Countryman, Chair

Thomas G. Dignan, Jr.

James S. DiStasio

Charles K. Gifford

William C. Van Faasen

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008. The Company has not entered into any employment agreements with any of the Named Executive Officers. Amounts listed under column “Non-Equity Incentive Plan Compensation” were determined by the Committee at its January 24, 2011 meeting (subject to approval by the Board of Trustees with regard to Mr. May) and, to the extent not deferred by the executive, were paid out on January 27, 2011.

Name and Principal Position	Year	Salary		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)		All Other Compensation (4)		Total
Thomas J. May– Chairman, President and Chief Executive Officer	2010 2009 2008	$ $ $	1,058,333 1,021,667 983,000	$ $ $	2,656,108 2,443,320 1,954,500	$ $ $	647,710 578,760 564,000	$ $ $	2,000,000 1,800,000 1,700,000	$ $ $	1,475,402 1,464,204 32,299	$ $ $	67,403 88,014 87,025	$ $ $	7,904,956 7,395,965 5,320,824
James J. Judge– Senior Vice President and Chief Financial Officer	2010 2009 2008	$ $ $	470,667 451,667 426,667	$ $ $	2,828,321 525,993 488,625	$ $ $	146,100 134,680 112,800	$ $ $	565,000 550,000 500,000	$ $ $	1,007,245 775,669 324,933	$ $ $	21,141 21,238 20,828	$ $ $	5,038,474 2,459,247 1,873,853
Douglas S. Horan– Senior Vice President, Strategy, Law & Policy, Secretary and General Counsel	2010 2009 2008	$ $ $	440,000 424,500 408,167	$ $ $	550,924 495,451 423,475	$ $ $	136,360 134,680 112,800	$ $ $	600,000 510,000 475,000	$ $ $	505,311 835,076 402,868	$ $ $	26,056 25,937 25,240	$ $ $	2,258,651 2,425,644 1,847,550
Werner J. Schweiger– Senior Vice President– Operations	2010 2009 2008	$ $ $	440,000 422,333 401,333	$ $ $	2,546,096 495,451 423,475	$ $ $	136,360 134,680 112,800	$ $ $	525,000 510,000 475,000	$ $ $	422,078 293,698 155,074	$ $ $	19,269 19,302 18,662	$ $ $	4,088,803 1,875,464 1,586,344
Joseph R. Nolan, Jr.– Senior Vice President– Customer & Corporate Relations	2010 2009 2008	$ $ $	330,333 318,833 306,500	$ $ $	1,504,442 271,480 228,025	$ $ $	68,180 58,240 56,400	$ $ $	300,000 290,000 280,000	$ $ $	204,383 125,537 81,449	$ $ $	21,274 21,456 20,929	$ $ $	2,428,612 1,085,546 973,303

(1)	Reflects the aggregate grant date fair value of: 1) Deferred Common Shares and Performance Share Units granted January 28, 2010, January 22, 2009 and January 24, 2008 in accordance with FASB ASC Topic 718 and 2) the executive retention awards discussed below.

Assuming the highest level of performance, the maximum value of Performance Share Units granted in 2010 would be $1,992,172 for Mr. May; $443,313 for Mr. Judge; $413,212 for Mr. Horan; $413,212 for Mr. Schweiger and $207,974 for Mr. Nolan. Assuming the highest level of performance, the maximum value of Performance Share Units granted in 2009 would be $1,627,920 for Mr. May; $350,455 for Mr. Judge; $330,106 for Mr. Horan; $330,106 for Mr. Schweiger; and $180,880 for Mr. Nolan. Based on the level of performance achieved, the value of Performance Share Units granted in 2008 was $1,095,600 for Mr. May; $273,900 for Mr. Judge; $237,380 for Mr. Horan; $237,380 for Mr. Schweiger and $127,820 for Mr. Nolan.

In 2010 NSTAR approved and allocated a retention pool in an aggregate amount not to exceed $10 million to be awarded to key employees, including some of the executive officers (but not the chief executive officer), to help ensure their continued dedication to the company both before and after the completion of the merger. On November 19, 2010, NSTAR entered into executive retention award agreements with James J. Judge, Werner J. Schweiger and Joseph R. Nolan, providing for retention awards of deferred NSTAR Common Shares in the following amounts: Mr. Judge 53,600 shares; Mr. Schweiger 47,800 shares; and Mr. Nolan 29,400 shares. The terms of the retention agreements generally provide that the deferred NSTAR Common Shares will convert into deferred Northeast Utilities common shares upon the merger; the deferred shares will become fully vested upon the third anniversary of the closing of the merger; and the retention award will vest in the event the officer’s employment is terminated after the closing of the merger by the company (other than for cause) or by reason of the officer’s death or disability prior to the third anniversary of the closing of the merger under the terms of the retention agreement. These retention awards are contingent upon the merger closing.

(2)	Reflects the aggregate grant date fair value of Options granted January 28, 2010, January 22, 2009 and January 24, 2008 in accordance with FASB ASC Topic 718.

(3)	These values reflect only the actuarial change in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using the discount rate and mortality rate assumptions used by the Company for financial statement purposes. The Company used discount rates of 5.3%, 5.85% and 6.25% for 2010, 2009 and 2008, respectively.

(4)	The amounts in this column include matching 401(k) savings plan contributions in 2010, 2009 and 2008 for each of the Named Executive Officers in the amount of $9,800, $9,800 and $9,200 respectively. Perquisites include a financial planning and health services plan, amounts paid by the Company for Company-leased vehicles, home security systems and tickets to sporting events. The imputed income for a life insurance benefit granted in 2005 to Mr. May for 2010, 2009 and 2008 is $34,089, $55,324 and $53,573, respectively. Perquisites are valued based upon incremental, direct cost to the Company.

GRANTS OF PLAN-BASED AWARDS

Annual cash incentive awards are made under the Company’s Annual Incentive Plan. The deferred shares, performance share units and option awards granted to the Named Executive Officers in 2010 were granted under the NSTAR 2007 Long Term Incentive Plan. The deferred share awards are time-vested at the rate of 33  1/3% per year over a three-year period from the date of the grant. Performance share units will vest only if certain performance targets are achieved at the end of the three-year performance period. Dividend equivalent awards accompany the awards of deferred shares and performance share units and are based upon the Company’s prevailing dividend rate.

Name	Grant Date	Estimated Possible Payouts Under Non-equity (Cash) Incentive Plan			Estimated Possible Payouts Under Equity Incentive Plan (1)			All Other Stock Awards: # of Shares	All Other Option Awards: # of Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (2)($)
		Thres- Hold ($)	Target ($)	Maximum ($)	Thres- Hold (#)	Target (#)	Maximum (#)
Thomas J. May	01-28-10 01-28-10 01-28-10	$0	$1,070,000	$2,140,000	3,640	36,400	61,880	36,400	133,000	$35.28	$1,284,192 $ 647,710 $1,371,916
James J. Judge	01-28-10 01-28-10 01-28-10 11-19-10	$0	$ 285,600	$ 952,000	810	8,100	13,770	8,100 53,600	30,000	$35.28	$ 285,768 $ 146,100 $ 305,289 $2,237,264
Douglas S. Horan	01-28-10 01-28-10 01-28-10	$0	$ 267,000	$ 890,000	755	7,550	12,835	7,550	28,000	$35.28	$ 266,364 $ 136,360 $ 284,560
Werner J. Schweiger	01-28-10 01-28-10 01-28-10 11-19-10	$0	$ 267,000	$ 890,000	755	7,550	12,835	7,550 47,800	28,000	$35.28	$ 266,364 $ 136,360 $ 284,560 $1,995,172
Joseph R. Nolan, Jr.	01-28-10 01-28-10 01-28-10 11-19-10	$0	$ 150,300	$ 668,000	380	3,800	6,460	3,800 29,400	14,000	$35.28	$ 134,064 $ 68,180 $ 143,222 $1,227,156

(1)	In 2010 the Named Executive Officers were awarded performance share units as part of their long term incentive plan awards. The performance period runs from January 1, 2010 through December 31, 2012. Performance share units will be earned based on meeting preset targets involving the company’s EPS growth and the Company’s TSR percentile ranking relative to a comparator group comprised of companies within the Edison Electric Institute Index. Earned awards will be paid with NSTAR Common Shares in early 2013.

(2)	The stock options granted January 28, 2010 had a grant date fair value of $4.87. In accordance with the requirements of FASB ASC Topic 718, the fair value was estimated using the Black-Scholes option pricing model. Assumptions used for the model are as follows: expected life (years), 6.0; risk-free interest rate, 2.87%; volatility, 22.9%; dividends, 4.72%. Deferred shares were granted at full market closing price of NSTAR’s Common Shares on date of grant of $35.28. The fair value of the performance share units were $37.69 for the targeted performance level using a binomial option-pricing model. Also includes the value of the deferred shares granted to certain Named Executive Officers on November 19, 2010 pursuant to executive retention award agreements established in connection with the pending merger with Northeast Utilities and is contingent upon the merger closing. Mr. May and Mr. Horan were not granted any retention awards.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following represents deferred share, performance share units and option awards under the NSTAR 1997 Share Incentive Plan and the NSTAR 2007 Long Term Incentive Plan. The market value of unvested stock awards was based on the Company’s year-end 2010 closing share price of $42.19. Vested options may be exercised over a ten-year period from date of grant.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)(#)	Market Value of Shares of Stock That Have Not Vested ($)	Number of Equity Awards That Have Not Vested (3)(#)	Market Value of Equity Awards That Have Not Vested ($)
Thomas J. May	200,000		$24.205	04-28-2014
	200,000		$29.600	06-09-2015
	200,000		$27.730	04-27-2016
	186,000		$36.890	05-03-2017
	100,000	50,000	$32.450	01-24-2018
	53,000	106,000	$34.020	01-22-2019
		133,000	$35.280	01-28-2020	70,400	$2,970,176	118,300	$4,991,077
James J. Judge	40,000		$36.890	05-03-2017
	20,000	10,000	$32.450	01-24-2018
	12,333	24,667	$34.020	01-22-2019
		30,000	$35.280	01-28-2020	69,367	$2,926,594	27,325	$1,152,842
Douglas S. Horan	36,000		$36.890	05-03-2017
	20,000	10,000	$32.450	01-24-2018
	12,333	24,667	$34.020	01-22-2019
		28,000	$35.280	01-28-2020	14,583	$615,257	24,795	$1,046,101
Werner J. Schweiger	30,000		$22.665	04-24-2012
	35,000		$21.600	04-30-2013
	70,000		$24.205	04-28-2014
	60,000		$29.600	06-09-2015
	48,000		$27.730	04-27-2016
	36,000		$36.890	05-03-2017
	20,000	10,000	$32.450	01-24-2018
	12,333	24,667	$34.020	01-22-2019
		28,000	$35.280	01-28-2020	62,383	$2,631,939	24,795	$1,046,101
Joseph R. Nolan, Jr.		5,000	$32.450	01-24-2018
		10,667	$34.020	01-22-2019
		14,000	$35.280	01-28-2020	37,033	$1,562,422	13,155	$555,009

(1)	Unexercisable options will vest as follows: for Mr. May, 147,333 between 1/22/11 and 1/28/11, 97,333 between 1/22/12 and 1/28/12 and 44,333 on 1/28/13; for Mr. Judge, 32,333 between 1/22/11 and 1/28/11, 22,333 between 1/22/12 and 1/28/12 and 10,000 on 1/28/13; for Mr. Horan, 31,667 between 1/22/11 and 1/28/11, 21,667 between 1/22/12 and 1/28/12 and 9,333 on 1/28/13; for Mr. Schweiger, 31,667 between 1/22/11 and 1/28/11, 21,667 between 1/22/12 and 1/28/12 and 9,333 on 1/28/13; and for Mr. Nolan, 15,000 between 1/22/11 and 1/28/11, 10,000 between 1/22/12 and 1/28/12 and 4,667 on 1/28/13.

(2)	Shares will vest as follows: for Mr. May, 34,133 between 1/22/11 and 1/28/11, 24,133 between 1/22/12 and 1/28/12 and 12,133 on 1/28/13; for Mr. Judge, 7,783 between 1/22/11 and 1/28/11, 5,283 between 1/22/12 and 1/28/12 and 2,700 on 1/28/13; for Mr. Horan, 7,117 between 1/22/11 and 1/28/11, 4,950 between 1/22/12 and 1/28/12 and 2,517 on 1/28/13; for Mr. Schweiger, 7,117 between 1/22/11 and 1/28/11, 4,950 between 1/22/12 and 1/28/12 and 2,517 on 1/28/13; and for Mr. Nolan, 3,767 between 1/22/11 and 1/28/11, 2,600 between 1/22/12 and 1/28/12 and 1,267 on 1/28/13. An additional 130,800 unvested deferred shares granted pursuant to the executive retention award agreements will vest subject to three years of continuous service following completion of the merger with Northeast Utilities (Mr. Judge 53,600; Mr. Schweiger 47,800; and Mr. Nolan 29,400). See note 1 to the Summary Compensation Table.

(3)	The amount shown includes the unvested portion of performance share units with respect to the three year performance periods ending December 31, 2010, December 31, 2011 and December 31, 2012. Performance share units relate to awards made in January 2008, 2009 and 2010 as follows: for Mr. May 45,900, 36,000 and 36,400 units; for Mr. Judge, 11,475, 7,750 and 8,100 units; for Mr. Horan, 9,945, 7,300 and 7,550 units; for Mr. Schweiger 9,945, 7,300 and 7,550 units; and for Mr. Nolan 5,355, 4,000 and 3,800 units, respectively. The awards reflect the number of performance share units based on actual results for awards made in 2008.

OPTION EXERCISES AND STOCK VESTED

In 2010, one-third of deferred shares granted under the NSTAR Long Term Incentive Plan in each of 2007, 2008 and 2009 vested. The number of deferred shares and values below include dividend equivalents which are added when vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Thomas J. May	200,000	$2,680,345	43,245	$1,570,495
James J. Judge	145,000	$1,360,475	9,995	$362,968
Douglas S. Horan	36,000	$297,234	9,094	$330,313
Werner J. Schweiger	-	$-	9,094	$330,313
Joseph R. Nolan, Jr.	30,333	$127,291	4,950	$179,811

(1)	Messrs. Judge and Horan each deferred 46% of their vested stock awards and Mr. Schweiger deferred 100% of his vested stock awards in accordance with the Company’s Non-Qualified Deferred Compensation Plan.

PENSION BENEFITS

Tax-Qualified Pension Plan. NSTAR maintains a tax-qualified defined benefit plan (the “Pension Plan”) for substantially all employees of the Company, including the Named Executive Officers. Under the Pension Plan, benefits are based on the following factors:

•	Participants receive a benefit based upon a percentage of the participant’s final average compensation, subject to a $245,000 statutory limitation (as indexed) on eligible compensation.

•	The percentage of final average compensation is determined by totaling the participant’s “annual benefit credits” up to a maximum of 325% (525% for employees hired before August 18, 1999).

•

Annual benefit credits range from 5% for years of service under age 25 to 15% for years of service on and after attaining age 55. Additional annual benefit credits apply for employees hired before August 18, 1999.

•

Final average compensation is the average of any three years of annual qualified compensation within the participant’s last ten years of employment that produces the highest average pay. Annual qualified compensation includes each participant’s base pay, lump sum merit increases and certain cash incentive awards.

•	The normal retirement age is 65. The Pension Plan has a three-year vesting provision.

•	Benefits are payable following termination of employment either as a lump sum or in one of several annuity options.

Excess Benefit Plan. For employees whose eligible compensation exceeds the $245,000 statutory limitation set forth above, including the Named Executive Officers, NSTAR maintains a non-qualified excess benefit plan (the “Excess Benefit Plan”). The Excess Benefit Plan is designed to provide the benefits that would be payable under the Pension Plan but for the statutory limitations imposed by the Internal Revenue Code. Amounts payable under the Excess Benefit Plan are generally available in the same form as the participant’s benefits under the Pension Plan. In addition, amounts payable under the Excess Benefit Plan are offset by amounts payable under the Pension Plan.

Supplemental Executive Retirement Plan. NSTAR also maintains a non-qualified, supplemental executive retirement plan (“SERP”) to provide our executives, including the Named Executive Officers, with competitive retirement benefits and to encourage their continued employment. Under the SERP, benefits are based on the following factors:

•

The SERP provides a maximum benefit of 60% of eligible compensation, based upon a straight life annuity, reduced by up to 50% of the participant’s primary Social Security benefit and by the entire amount of the combined benefits the participant receives under the Pension Plan and the Excess Benefit Plan.

•

Participants are eligible for maximum benefits after attainment of 20 years of credited service and age 62 (age 60 as to executive officers appointed prior to 1996). Participants who attain age 55 and have completed five years of service with the Company are eligible to receive a reduced annual benefit equal to the amount the participant would have received at age 62 less 0.41666% times the number of months between the participant’s benefit commencement date and attainment of age 62.

•	A participant may elect to receive his or her SERP benefit in the form of a single life annuity, a spousal joint and survivor annuity or as a lump sum.

Messrs. May and Horan are both over 55 years old and are fully vested in their respective accrued SERP benefits.

For certain participants, the benefits payable under the SERP differ from those described above. The SERP benefit payable to Mr. Schweiger is fully vested and is further reduced by benefits he is entitled to receive under previous employers’ retirement plans. Upon retirement, Mr. May is entitled to receive the greater of the benefit payable under the SERP or the Key Executive Benefit Plan. Under the Key Executive Benefit Plan, Mr. May is entitled to an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years in lieu of the benefits provided under the SERP. Benefits that would be available under the Key Executive Benefit Plan are less than those available under the SERP and therefore have not been included in the present value of accumulated benefit shown below. NSTAR does not have a policy of granting extra years of credited service, except in the case of the change in control agreements discussed below.

The following table shows the estimated present value of annuities under NSTAR’s pension plans, determined using the same discount rate and mortality assumptions used in the Company’s financial statements which are included in Note H to the Company’s audited financial statements on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC on February 10, 2011. No pension payments were made to the Named Executive Officers during 2010.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Thomas J. May	Qualified	34.50	$2,126,069
	Excess	34.50	$9,689,941
	SERP	20.00	$7,555,707
	Total		$19,371,717
James J. Judge	Qualified	33.33	$1,395,620
	Excess	33.33	$1,855,226
	SERP	20.00	$2,366,271
	Total		$5,617,117
Douglas S. Horan	Qualified	33.42	$2,031,374
	Excess	33.42	$1,826,319
	SERP	20.00	$2,900,213
	Total		$6,757,906
Werner J. Schweiger	Qualified	8.83	$211,355
	Excess	8.83	$577,411
	SERP	8.83	$612,983
	Total		$1,401,749
Joseph R. Nolan, Jr.	Qualified	25.42	$472,616
	Excess	25.42	$707,283
	SERP	11.33	$-
	Total		$1,179,899

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. Investment measures are used to adjust from time to time the participant’s account balances under the plan. Currently, participants may select publicly-traded securities and mutual funds as investments, and the aggregate earnings represent market return on those investments. The Company maintains a Rabbi Trust and matches all investment elections with actual investments. At the time of a deferral election, participants may elect to receive payment of such amounts at a date fixed at the time of deferral at least five years after such deferral, or up to the participant’s retirement date or other termination of employment. Amounts credited to the participant’s account as a result of the selected investment measures are paid at termination of employment or retirement. Participants and their beneficiaries may also receive their account balance upon death or total and permanent disability. Payouts under the plan are made in the form of a lump sum or over a period of five, ten or fifteen years.

Name	Executive Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Thomas J. May	$-	$4,865,384	$-	$30,812,544
James J. Judge	$168,641	$956,084	$1,055,502	$5,614,994
Douglas S. Horan	$154,588	$1,001,175	$-	$7,243,381
Werner J. Schweiger	$828,129	$1,237,677	$859,107	$7,315,624
Joseph R. Nolan, Jr.	$-	$396,117	$155,586	$2,437,699

(1)	The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table.

(2)	The aggregate balances are based on the fair market value of investments as of December 31, 2010. The aggregate balances include compensation deferred of approximately $14.7 million by Mr. May; $5.2 million by Mr. Judge; $4.3 million by Mr. Horan; $5.9 million by Mr. Schweiger; and $1.8 million by Mr. Nolan, during the period 1990-2010. Amounts deferred during 2008, 2009 and 2010 have been reflected in the Summary Compensation Table. The aggregate balances also reflect a significant level of earnings related to their investment in NSTAR Common Shares of approximately $16.1 million for Mr. May; $385,700 for Mr. Judge; $2.9 million for Mr. Horan; $1.4 million for Mr. Schweiger; and $592,500 for Mr. Nolan over that time period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Set forth below is the amount of compensation that each of the Named Executive Officers of the Company would receive in the event of termination of such executive’s employment, including following death or total and permanent disability, or a change in control that is incremental to amounts previously earned and accrued by the executive for performance of duties to the date of termination. The amounts shown assume that such termination or change in control was effective as of December 31, 2010, and are estimates of the amounts which would be paid out to the executives or their named beneficiary upon their termination due to death or total and permanent disability or upon a change in control. For the equity component of such compensation, the Company used the closing price of NSTAR Common Shares as of December 31, 2010. The following payments are in addition to the present value of accumulated pension benefits and the aggregate amount of non-qualified deferred compensation for the Named Executive Officers as reported in this proxy statement. The actual amounts to be paid out can only be determined at the time of such events.

The total benefits payable to each of the Named Executive Officers for the events described below, if an event occurred on December 31, 2010, are as follows:

	Death or Disability ($) (1)	Change in Control ($) (2)	Change in Control and Termination of Employment ($) (3)
Thomas J. May	$5,242,226	$8,296,782	$19,543,101
James J. Judge	$3,432,807	$1,840,134	$13,152,186
Douglas S. Horan	$1,107,677	$1,734,199	$5,365,381
Werner J. Schweiger	$3,124,359	$1,734,199	$8,218,098
Joseph J. Nolan, Jr.	$1,795,026	$883,722	$3,520,974

(1)	Reflects the value of unvested equity awards granted through the NSTAR 2007 Long Term Incentive Plan, including those granted under the executive retention award agreements.

(2)	Reflects the value of all unvested equity awards granted through the NSTAR 2007 Long Term Incentive Plan except for grants made under the executive retention award agreements.

(3)	Reflects the value of all benefits contained within the executive Change in Control Agreements except for awards made under the executive retention award agreements.

Payments Made Upon Termination of Employment

Executives do not participate in a formal severance program. In the event of termination of employment, severance benefits are determined on a case by case basis.

Payments Made Upon Death or Disability

Under the terms of the NSTAR 2007 Long Term Incentive Plan, unvested option awards, deferred share awards and performance share unit awards made under the Plan immediately vest upon death or total and permanent disability. The cash value of option and deferred share awards that would have vested if death or total and permanent disability occurred at December 31, 2010 for each of the Named Executive Officers are set forth above.

Mr. May is entitled to benefits under certain company-owned and term life insurance policies. As of December 31, 2010, Mr. May’s beneficiary would have been entitled to a payment of $5.8 million under these policies.

Payments Upon a Change in Control

Under the terms of the NSTAR 2007 Long Term Incentive Plan and the Change in Control Agreements described below, all unvested awards (except awards granted after the October 16, 2010 execution of the merger agreement with Northeast Utilities) immediately vest upon a change in control. The definition of change in control is the same as that used for the Change in Control Agreements described below. The cash value of equity awards that would have vested if a change in control had occurred at December 31, 2010 for each of the Named Executive Officers is set forth above. The merger of the Company into Northeast Utilities shall constitute a change in control under both the NSTAR 2007 Long Term Incentive Plan and the Change in Control Agreements.

Payments Upon a Change in Control and Termination of Employment

During 2010, each of the Named Executive Officers was a party to a Change in Control Agreement, which provides severance benefits in the event of certain terminations of employment following a change in control. These benefits are summarized below. A change in control is defined to include the acquisition of more than 50% of NSTAR’s Common Shares, our current trustees (or their designated successors) ceasing to be a majority of the NSTAR Board, a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of NSTAR (other than certain defined transactions), or approval by NSTAR’s Shareholders of a complete liquidation or dissolution of NSTAR.

The Change in Control agreements are “double-trigger” agreements. They provide that if within 24 months following a change in control, the executive’s employment was to be terminated other than for cause or the executive was to terminate his or her employment for good reason (these terms are defined in the next paragraph), the executive would receive severance pay in an amount equal to three times the sum of his or her annual base salary at the rate in effect immediately prior to the date of termination or immediately before the change in control, whichever is higher, plus an amount equal to three times his or her actual bonus under NSTAR’s annual incentive bonus plan paid during the most recently completed fiscal year, or three times his or her target bonus awards under the annual incentive bonus plan for the fiscal year in which the termination occurs, whichever is higher. In addition, the agreements provide for a pro-rated target bonus and long term compensation payment for the year in which the termination occurs, the immediate vesting of any awards and payment of deferred compensation amounts upon such termination and payments equal to the benefit the executive would have received under NSTAR’s retirement plans, assuming the executive was vested and remained employed for an additional three years. For three years following any such termination of employment, the executive would be entitled to participate in all welfare plans provided by NSTAR. The current agreements further provide for a “gross-up” payment under which, if amounts paid under such agreements would be subject to a federal excise tax on “excess parachute payments,” NSTAR would pay the executive an additional amount, so that after payment of all such taxes by the executive, the executive will have received the amount otherwise payable in the absence of any such taxes. The Company has discontinued the practice of providing for such gross-up payments in Change in Control agreements for newly-elected executives.

The term “cause” as used in the agreements means commission of a felony or gross neglect of duty, conviction of a crime involving moral turpitude, or willful failure to perform duties. The term “good reason” means a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities, reduction in compensation or benefits, or relocation outside of the greater Boston metropolitan area.

Each of Mr. Judge, Mr. Schweiger and Mr. Nolan have acknowledged that the contemplated terms and conditions of his employment following the completion of the merger of the Company into Northeast Utilities, and similar terms and conditions, do not constitute “good reason” for a voluntary termination under the terms of their respective Change in Control Agreements.

PROPOSAL NUMBER TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our Shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This proposal, commonly referred to as a “Say on Pay” proposal, gives our Shareholders the opportunity to express their views on the compensation of our Named Executive Officers.

In connection with this proposal, the Board of Trustees encourages Shareholders to review in detail the description of the compensation program for our Named Executive Officers that is set forth in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

As described in more detail in the CD&A section of this proxy statement, the guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and Shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. A significant portion of our Named Executive Officers’ total direct compensation is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value.

The Board of Trustees and the Executive Personnel Committee believe that the compensation of our Named Executive Officers is closely aligned with the Company’s performance as described in the CD&A section of this proxy statement.

The Board of Trustees and the Executive Personnel Committee encourage Shareholders to read the CD&A, compensation tables and narrative discussion regarding executive compensation that is contained in this proxy statement. In particular, the Board directs Shareholders to the provisions of the CD&A that discuss the Company’s performance as measured against its peers, including the Company’s 2010 adjusted earnings per share of $2.56, its 2010 6.3% common share dividend increase, and its record of achieving cumulative shareholder returns considerably higher than the industry and the market over the past one, three, five and ten year periods. We are asking our Shareholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this proxy statement by voting “For” the following resolution:

“RESOLVED, that the Shareholders of NSTAR approve, on an advisory basis, the compensation paid to NSTAR’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in NSTAR’s 2011 proxy statement.”

Because your vote is advisory, it will not be binding on the Board of Trustees and Executive Personnel Committee. The Executive Personnel Committee and the Board of Trustees, however, will review the voting results and will take them into consideration when making future decisions regarding the compensation of our Named Executive Officers.

Recommendation of the Board of Trustees

The Board of Trustees recommends that Shareholders vote For Proposal Number Two.

PROPOSAL NUMBER THREE: ADVISORY VOTE ON THE FREQUENCY OF AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide our Shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory Say on Pay votes on the compensation of our Named Executive Officers. In particular, we are asking our Shareholders to indicate, on a nonbinding, advisory basis, whether they would prefer an advisory Say on Pay vote on the compensation of our Named Executive Officers to occur every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Trustees has determined that an advisory Say on Pay vote on the compensation of our Named Executive Officers that occurs on an annual basis is the most appropriate alternative for NSTAR. Accordingly, our Board of Trustees recommends that the advisory vote on the compensation of our Named Executive Officers occur every year. Our Board of Trustees believes that an annual advisory Say on Pay vote will allow our Shareholders to provide timely, direct input on NSTAR’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

Shareholders may indicate their preferred voting frequency by voting for the option of one year, two years, three years or may abstain from voting.

While the Board of Trustees and Executive Personnel Committee intend to carefully consider the Shareholder vote resulting from this proposal, the vote is advisory and will not be binding upon the Board.

Recommendation of the Board of Trustees

The Board of Trustees recommends that the advisory vote on executive compensation be conducted annually.

PROPOSAL NUMBER FOUR: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit, Finance and Risk Management Committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2011 fiscal year. PricewaterhouseCoopers LLP has been the independent registered public accountants of the Company since the formation of NSTAR in 1999, and served as the independent registered public accountants of Boston Edison Company prior to the 1999 merger that created NSTAR. Neither PricewaterhouseCoopers LLP nor any of its members have any direct or indirect financial interest in or any connection with the Company in any capacity other than as NSTAR’s independent registered public accountants. Shareholder approval of the Audit, Finance and Risk Management Committee’s appointment is not required by law, but the Board of Trustees believes that it is consistent with principles of good corporate governance that public companies give Shareholders an opportunity to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to Shareholder questions.

If this proposal is not approved, the Audit, Finance and Risk Management Committee may reconsider its appointment. In addition, even if the appointment is ratified, the Audit, Finance and Risk Management Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders, while it is recognized that any such reconsideration or change would be for a very short period of time, insofar as the Annual Meeting is being held so late in the year due to the anticipated merger of the Company with Northeast Utilities.

Recommendation of the Board of Trustees

The Audit, Finance and Risk Management Committee has approved the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2011 and the Board of Trustees recommends that Shareholders vote For Proposal Number Four. Proxies solicited by the Board of Trustees will be so voted unless Shareholders specify otherwise.

OTHER MATTERS

Voting Procedures

Pursuant to Massachusetts law and the terms of the NSTAR Declaration of Trust, a majority of the Common Shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

The Company’s Declaration of Trust requires that nominees for trustee receive more votes for their election than votes cast against their election in uncontested elections. In a contested election (a situation in which the number of nominees exceeds the number of trustees to be elected), the standard for election of trustees will continue to be a plurality of the votes cast at the meeting.

As stated, votes may be cast by mail, telephone or the Internet. Instructions with respect to electronic voting and telephone are included on the proxy card. The election inspectors will count shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum.

Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of trustees and on Proposals Two and Three. For purposes of Proposal Number Four, abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote. Abstentions will have the same effect as votes cast against Proposal Number Four. Broker non-votes will not have an effect on the vote for Proposal Number Four.

Adjournment of Meeting

If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. An adjournment requires the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote those proxies in which they are entitled to vote in favor of such adjournment. They will vote against any such adjournment those proxies required to be voted against such adjournment proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

Other Business

The Board of Trustees has no reason to believe that any other business will be presented at the Annual Meeting. However, if any other business matters are properly presented at the Annual Meeting, votes will be cast pursuant to the proxy in accordance with the discretion of the persons named in the accompanying proxy.

Shareholder Proposals

If you would like us to consider including a proposal in our proxy statement for the 2012 Annual Meeting, you must deliver the proposal to our principal office at 800 Boylston Street, 17th Floor, Boston, MA 02199, Attention: Douglas S. Horan, Secretary, so that it is received by November 28, 2011. Any Shareholder who wishes to make a proposal at the 2012 Annual Meeting without regard to whether it will be included in our proxy material for 2012 should notify us no later than February 2, 2012. If a Shareholder who wishes to present a proposal fails to notify us by the due date, the proxies that management solicits for the meeting will accord them discretionary authority to vote on the Shareholder’s proposal if it is properly brought before the meeting.

Shareholder Nominations of Trustees

A Shareholder who wishes to nominate a candidate for election as a trustee at the Annual Meeting must follow the procedures set forth in Section 2.1 of NSTAR’s Bylaws. In general, these procedures require that written notice of a Shareholder’s intention to make a nomination must be submitted to the Secretary of NSTAR at least 45 days before the anniversary of the prior year’s Annual Meeting and must contain certain specified information concerning the person to be nominated and the Shareholder submitting the nomination, together with the consent of the nominee to serve as a trustee if so elected.

In addition, it is the Company’s policy to consider Shareholder requests that a candidate be considered by the Board Governance and Nominating Committee for inclusion as a trustee nominee in the proxy statement. Candidate recommendations received from Shareholders are evaluated by the Committee in the same manner as recommendations received from other sources. A Shareholder who wishes to submit a candidate for trustee for consideration by the Board Governance and Nominating Committee should provide written notice to the Secretary of the Company at the following address: Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, 17th Floor, Boston, MA 02199. The submission must be received no later than 120 days before the anniversary of the release of the proxy statement for the prior year’s Annual Meeting (or if the date of the Annual Meeting has been changed by more than 30 days, a reasonable time before the Company begins to print and mail its proxy statement). For the 2012 Annual Meeting, if such a meeting is held, the submission must be received by November 28, 2011. The submission must include the following information: (a) all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A under the Securities and Exchange Act of 1934 together with an appropriate consent of the candidate; (b) the name and address of the Shareholder making the submission and the number of the Company’s Common Shares which are owned beneficially and of record by such Shareholder; (c) a description of all arrangements or understandings (whether written or oral) between the Shareholder and the candidate, or any other person or entity regarding the candidate (identifying such person or persons); and (d) appropriate biographical information and a statement as to the qualifications of the candidate.

Proxy Card and Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Log on to the Internet and go to www.envisionreports.com/nst
• Follow the steps outlined on the secured website.

• Call toll free 1.800.652.VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposal 1 — Election of Trustees				Proposal 2 —	Advisory Approval of the Executive Compensation Disclosed in the Proxy Statement	For ☐	Against ☐	Abstain ☐	+
The Board of Trustees recommends a vote FOR the listed nominees as Class III Trustees.				The Board of Trustees recommends a vote FOR Proposal 2.
	For	Against	Abstain

01 - Charles K. Gifford 02 - Paul A. La Camera 03 - William C. Van Faasen	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	Proposal 3 —	Advisory Approval on the Frequency of Holding an Advisory Vote on Executive Compensation Every:	1 Year	2 Years	3 Years	Abstain
				The Board of Trustees recommends a vote FOR 1 YEAR on Proposal 3.		☐	☐	☐	☐

				Proposal 4 —	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants for 2011
				The Board of Trustees recommends a vote FOR Proposal 4.		For	Against	Abstain
						☐	☐	☐

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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Notice of NSTAR 2011 Annual Meeting of Shareholders

December 13, 2011, 10:00 a.m. Eastern Time

Offices of Ropes & Gray LLP

800 Boylston Street, Boston, Massachusetts 02199

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To the holders of NSTAR’s Common Shares:

The Annual Meeting of Shareholders of NSTAR will be held at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts 02199, on Tuesday, December 13, 2011 at 10:00 a.m., for the following purposes:

1.	To elect three Class III Trustees to serve until the 2014 Annual Meeting and until the election and qualification of their respective successors.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2011.

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

Further information as to matters to be considered and acted on at the Annual Meeting can be found in the accompanying proxy statement.

Only the holders of Common Shares of NSTAR as of the close of business on October 18, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Please sign, date and return the accompanying proxy in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By Order of the Board of Trustees, Douglas S. Horan Senior Vice President, Secretary and General Counsel

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY / VOTING INSTRUCTIONS

The undersigned hereby appoints Gary L. Countryman, Thomas G. Dignan, Jr. and Matina S. Horner and each or any of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Shareholders of NSTAR to be held on December 13, 2011 and any adjournment thereof.

The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to a proposal, the proxies shall vote in accordance with the Trustees’ recommendations. The proxies shall vote in their best judgement on any other matter which may properly come before the Annual Meeting.

This card also constitutes voting instructions for participants in the NSTAR Savings Plan. The undersigned hereby directs the applicable trustee to vote all Common Shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof.

UNLESS VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE MARK YOUR VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Items to be voted appear on reverse side.)

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